As filed with the Securities and Exchange Commission on April 16, 2008
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
Registration Statement
Under
The Securities Act of 1933
General Cable Corporation*

(Exact name of registrant as specified in its charter)
*(and certain subsidiaries identified as Co-Registrants in the Table of Co-Registrants appearing below)

Delaware	06-1398235

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

General Cable Corporation
4 Tesseneer Drive
Highland Heights, Kentucky 41076
(859) 572-8000
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)	Robert J. Siverd, Esq.
Executive Vice President, General Counsel and
Secretary
General Cable Corporation
4 Tesseneer Drive
Highland Heights, Kentucky 41076
(859) 572-8000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:
Alan H. Lieblich, Esq.
Timothy A. French, Esq.
Blank Rome LLP
One Logan Square
Philadelphia, Pennsylvania 19103-6998
(215) 569-5500
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

			Proposed Maximum	Proposed Maximum
Title of Each Class of securities to	Amount To Be		Offering Price Per	Aggregate Offering	Amount Of
be registered	Registered		Security	Price	Registration Fee
1.00% Senior Convertible Notes due 2012	$475,000,000	(1)	100%	$475,000,000 (2)	$18,667.50	(3)
Guarantees of 1.00% Senior Convertible Notes due 2012	—	(4)	—	—	—	(5)
Common Stock, $0.01 par value per share	5,659,245	(6)	—	—	—	(7)
Total	—		—	—	$18,667.50	(3)

(1)	Equals the aggregate principal amount of 1.00% Senior Convertible Notes due 2012 (the “Notes”) that we sold in a private placement on October 2, 2007 being registered for resale.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(3)	Calculated pursuant to Rule 457(o) under the Securities Act.

(4)	The Notes are unconditionally (as well as jointly and severally) guaranteed by the Co-Registrants listed in the “Table of Co-Registrants” below on an unsecured, senior basis.

(5)	Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is being paid with respect to these guarantees.

(6)	The number of shares of Common Stock registered hereunder is based upon the number of shares of Common Stock issuable upon conversion of the Notes at the initial conversion rate of 11.9142 shares of Common Stock per $1,000 principal amount of the Notes. Pursuant to Rule 416 under the Securities Act, the registration statement shall include an indeterminate number of shares of Common Stock that may be issued or become issuable in connection with stock splits, stock dividends, recapitalizations or similar events.

(7)	Pursuant to Rule 457(i) under the Securities Act, no separate registration fee is required for the shares of Common Stock underlying the Notes because no additional consideration is to be received in connection with the exercise of the conversion privilege.
TABLE OF CO-REGISTRANTS

Exact Name of Co-Registrant as		I.R.S. Employer
Specified in its Charter	State/Jurisdiction of Organization	Identification Number

Diversified Contractors, Inc.	Delaware	76-0081448
GC Global Holdings, Inc.	Delaware	26-1922161
Genca Corporation	Delaware	22-2885883
General Cable Canada, Ltd. General Cable Company	Canada Canada	N/A 98-020868
General Cable Industries, Inc.	Delaware	06-1009714
General Cable Industries LLC	Delaware	61-1337429
General Cable Management LLC	Delaware	61-1400257
General Cable Overseas Holdings, LLC	Delaware	61-1345453
General Cable Technologies Corporation	Delaware	51-0370763
General Cable Texas Operations L.P.	Delaware	61-1400258
GK Technologies, Incorporated	New Jersey	13-3064555
Marathon Manufacturing Holdings, Inc.	Delaware	75-2198246
Marathon Steel Company	Arizona	86-0117273
MLTC Company	Delaware	75-0866441
PD Wire & Cable Sales Corporation	Delaware	13-2599195
Phelps Dodge Enfield Corporation	Delaware	13-6077349
Phelps Dodge International Corporation	Delaware	13-2575366
Phelps Dodge National Cables Corporation	Delaware	20-8187808
     The address, including zip code, and telephone number, including area code, of each Co-Registrant’s principal executive offices is 4 Tesseneer Drive, Highland Heights, Kentucky 41076, (859) 572-8000.
     The name, address, including zip code, and telephone number, including area code, of the agent for service of process of each Co-Registrant is Robert J. Siverd, Esq., c/o General Cable Corporation, 4 Tesseneer Drive, Highland Heights, Kentucky 41076, (859) 572-8000.

$475,000,000
General Cable Corporation
1.00% Senior Convertible Notes due 2012
Common Stock Issuable Upon Conversion of the Notes
     We issued $475,000,000 in aggregate principal amount of 1.00% Senior Convertible Notes due 2012 in a private placement on October 2, 2007. This prospectus will be used by the selling securityholders to resell their notes and common stock issuable upon conversion of their notes. We will not receive any of the proceeds from the sale of the notes or the common stock issuable upon conversion of the notes. The selling securityholders may sell their notes and common stock issuable upon conversion of their notes either directly or through underwriters, broker-dealers or agents and in one or more transactions at fixed prices, prevailing market prices at the time of sale, varying prices determined at the time of sale or negotiated prices. If the notes and common stock issuable upon conversion of the notes are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or broker-dealer’s or agent’s commissions. The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the notes or the common stock issuable upon conversion of the notes may be “underwriters” within the meaning of the Securities Act of 1933, as amended, referred to as the Securities Act in this prospectus, and any discounts, commissions, concessions or profits they earn on any resale of the securities may be underwriting discounts or commissions under the Securities Act.
     We will pay interest on the notes on April 15 and October 15 of each year, beginning on April 15, 2008. The notes will mature on October 15, 2012. The notes are our unsecured senior obligations and rank equal in right of payment with all of our existing and future unsubordinated indebtedness and senior to any future indebtedness that is expressly subordinated to the notes. The notes are effectively subordinated to our secured indebtedness. The notes are guaranteed on an unsecured senior basis by each of our subsidiaries that is a borrower or a guarantor under any U.S. senior credit facility, our 0.875% senior convertible notes due 2013, our senior floating rate notes due 2015 or our 7.125% senior fixed rate notes due 2017.
Convertibility of the Notes:
     Holders may convert their notes based on a conversion rate of 11.9142 shares of our common stock per $1,000 principal amount of notes (which is equal to an initial conversion price of approximately $83.93 per share), subject to adjustment, only under the following circumstances: (1) if the closing price of our common stock reaches, or the trading price of the notes falls below, specified thresholds, (2) if specified distributions to holders of our common stock occur, (3) if certain specified corporate transactions occur, (4) if a fundamental change occurs or (5) during the period from, and including, September 15, 2012 to, but excluding, the stated maturity date.
     Upon conversion, in lieu of shares of our common stock, for each $1,000 principal amount of notes converted, a holder will receive an amount in cash equal to the lesser of $1,000 or the conversion value, determined in the manner set forth in this prospectus, of the number of shares of our common stock equal to the conversion rate. If the conversion value exceeds $1,000, we also will deliver, at our election, cash or common stock or a combination of cash and common stock with respect to such excess amount. If a holder elects to convert its notes in connection with certain fundamental changes, we will pay, to the extent described in this prospectus, a make whole premium by increasing the conversion rate applicable to such notes.
     Our common stock is listed on the New York Stock Exchange under the symbol “BGC.” On April 15, 2008, the closing price of our common stock on the New York Stock Exchange was $64.54 per share.
Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change:
     If we experience a fundamental change, holders may require us to purchase for cash all or a portion of their notes at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date.
     The notes are eligible for trading on the Private Offerings, Resales and Trading through Automated Linkages, or PORTALSM, system established by the Financial Industry Regulatory Authority, however, notes sold using this prospectus will no longer be eligible for trading on PORTALSM.
     Investing in the notes and our common stock involves risks that are described in the “Risk Factors” section beginning on page 8 of this prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is April 16, 2008.

     This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Information incorporated by reference is available without charge to prospective investors upon written request to us at General Cable Corporation, 4 Tesseneer Drive, Highland Heights, Kentucky 41076-9753, Attention: Chief Financial Officer, or by telephone at (859) 572-8000.
     You should rely only on the information contained or incorporated by reference into this prospectus. Neither we nor the selling securityholders have authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. You should assume that the information in this prospectus is accurate as of the date appearing on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus and the documents incorporated by reference herein include forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words. We commonly use forward-looking statements throughout this prospectus and the documents incorporated by reference herein regarding the following subjects:
•	this offering;

•	our business strategy, plans and objectives;

•	our understanding of our competition;

•	market trends;

•	projected sources and uses of available cash flow;

•	projected capital expenditures;

•	our future financial results and performance;

•	potential liability with respect to legal proceedings; and

•	potential effects of proposed legislation and regulatory action.
     Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over many of which we have no control. These factors include, without limitation:
•	general economic conditions, particularly those in the construction, energy and information technology sectors;

•	increased exposure to political and economic developments, crises, instability, terrorism, civil strife, expropriation and other risks of doing business in foreign markets;

•	the impact of foreign currency fluctuations and changes in interest rates;

•	our ability to comply with foreign and U.S. laws and regulations applicable to our international operations, including the Foreign Corrupt Practices Act of 1977;

•	the cost and availability of raw materials, including copper, aluminum, polyethylene and petrochemicals;

•	our ability to increase our selling prices during periods of increasing raw material costs;

•	economic consequences arising from natural disasters and other similar catastrophes, such as floods, earthquakes, hurricanes and tsunamis;

•	our ability to negotiate extensions of labor agreements on acceptable terms and to successfully deal with any labor disputes;

•	our ability to increase manufacturing capacity and productivity;

•	the impact of technological changes;

•	changes in customer or distributor purchasing patterns in our business segments;

•	domestic and local country price competition, particularly in certain segments of the power cable market and other competitive pressures;

•	the financial impact of any future plant closures;

•	the impact of unexpected future judgments or settlements of claims and litigation;

•	our ability to successfully complete and integrate acquisitions, including the acquisition on October 31, 2007 of the worldwide wire and cable business of Freeport-McMoRan Copper and Gold, Inc., which operated as Phelps Dodge International Corporation, referred to as PDIC in this prospectus, and divestitures and our ability to realize expected cost savings or other perceived benefits of these transactions;

•	the impact of the liabilities and associated risks and uncertainties of the business of PDIC;

•	economic and political consequences resulting from terrorist attacks, war and political and social unrest;

•	our ability to achieve target returns on investments in our defined benefit plans;

•	our ability to avoid limitations on utilization of net losses for income tax purposes;

•	our ability to service, and meet all requirements under, our debt, and to maintain adequate domestic and international credit facilities and credit lines;

•	our ability to pay dividends on our preferred stock;

•	our ability to make payments of interest and principal under the notes and under our other existing and future indebtedness, and to have sufficient available funds to effect conversions and repurchases of notes from time to time;

•	lowering of one or more debt ratings issued by nationally recognized statistical rating organizations, and the adverse impact such action may have on our ability to raise capital and on our liquidity and financial condition; and

•	other material factors.
     You should not place undue reliance on our forward-looking statements because the matters they describe are subject to risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and are applicable only as of the date on the cover of this prospectus or, in the case of forward-looking statements incorporated by reference, as of the date of the filing that includes the statement. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our stockholders and holders of the notes. Such factors include, without limitation, the following:
•	those identified under “Risk Factors;”

•	those identified from time to time in our public filings with the SEC;

•	the negative impact of economic slowdowns or recessions;

•	the effect of changes in interest rates;

•	the condition of the markets for our products;

•	our access to funding sources and our ability to renew, replace or add to our existing credit facilities on terms comparable to the current terms;

•	the impact of new state or federal legislation or court decisions on our operations; and

•	the impact of new state or federal legislation or court decisions restricting the activities of lenders or suppliers of credit in our market.

PROSPECTUS SUMMARY
     This summary highlights the information contained or incorporated by reference into this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus, including “Risk Factors” and our financial statements and the notes to those financial statements, together with the documents incorporated by reference into this prospectus, before making a decision whether to invest in the notes.
     In this prospectus, the “Company,” “General Cable,” “we,” “our,” and “us” refer to General Cable Corporation. With respect to the description of our business contained in this prospectus, such terms refer to General Cable Corporation and its subsidiaries on a consolidated basis. We refer to the 1.00% Senior Convertible Notes due 2012 as the “notes” and the guarantees by certain of our subsidiaries of our obligations under the notes as the “guarantees.”
General Cable Corporation
Overview
     We are a Fortune 1000 company and a leading global developer, designer, manufacturer, marketer and distributor in the wire and cable industry, an industry which is estimated to have had $150 billion in sales in 2007. We have strong market positions in the segments in which we compete due to our product, geographic and customer diversity and our ability to operate as a low-cost provider. We sell copper, aluminum and fiber optic wire and cable products, and we believe we have one of the most diversified product lines in the industry. As a result, we are able to offer our customers a single source for most of their wire and cable requirements. We manufacture our product lines in 45 facilities, including 3 facilities in which we have an equity investment, and sell our products worldwide through our global operations. Technical expertise and implementation of Lean Six Sigma strategies have contributed to our ability to maintain our position as a low-cost provider.
     Our operations are divided into the following three reportable segments:
•	North America;

•	Europe and North Africa; and

•	Rest of World.
     The net sales in 2007 generated by each of our reportable segments (as a percentage of our total company results) were as follows:

For the Fiscal
Year Ended
December 31,
2007
Percentage of
Reportable Segment	Net Sales

North America	49%
Europe and North Africa	42%
Rest of World	9%

Total	100%

     We operate our business globally, with 49% of net sales in 2007 generated from North America and 51% from our international operations. We estimate that we sold our products and services to customers in more than 100 countries as of December 31, 2007.
* * *
     We are a Delaware corporation. Our principal executive offices are located at 4 Tesseneer Drive, Highland Heights, Kentucky 41076, and our telephone number is (859) 572-8000. Our website is located at www.generalcable.com. The information on our website is not part of, or incorporated by reference into, this prospectus.

The Notes
     The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the notes, please refer to the section of this prospectus entitled “Description of Notes.”

The Notes	$475.0 million in aggregate principal amount of 1.00% Senior Convertible Notes due 2012.

Maturity Date	October 15, 2012.

Interest and Payment Dates	1.00% per year, payable semi-annually in arrears in cash on April 15 and October 15 of each year, beginning April 15, 2008.

Guarantees	The notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured senior basis, by each of our subsidiaries that is a borrower or guarantor under any U.S. senior credit facility, our 0.875% senior convertible notes due 2013, our senior floating rate notes due 2015 or our 7.125% senior fixed rate notes due 2017. See “Description of Notes — Guarantees.”

Conversion Rights	Holders may convert their notes prior to the close of business on the business day before the stated maturity date based on the applicable conversion rate only under the following circumstances:

•   during any calendar quarter beginning after March 31, 2008, and only during such calendar quarter, if the closing price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is more than 130% of the conversion price per share (which conversion price per share is equal to $1,000 divided by the then applicable conversion rate);

•   during the five business day period after any period of five consecutive trading days in which the trading price per $1,000 principal amount of notes for each day of that period was less than 98% of the product of the closing price of our common stock for each day of that period and the then applicable conversion rate;

• if specified distributions to holders of our common stock are made, or specified corporate transactions occur;

• if a fundamental change occurs; or

• at any time beginning on September 15, 2012 and ending at the close of business on the business day immediately preceding the maturity date.

The initial conversion rate is 11.9142 shares of common stock per $1,000 principal amount of notes. This is equivalent to an initial conversion price of approximately $83.93 per share of common stock.

Upon conversion of each $1,000 principal amount of notes, a holder will receive, in lieu of common stock, an amount in cash equal to the lesser of (1) $1,000 or (2) the conversion value, determined in the manner set forth in this prospectus, of a number of shares equal to the conversion rate. If the conversion value exceeds $1,000, we also will deliver, at our election, cash or common stock or a combination of cash and common stock with respect to the value of such excess amount.

Make Whole Premium	If a holder elects to convert its notes in connection with certain transactions occurring on or before the maturity date that constitute a fundamental change, we will pay, as and to the extent described in this prospectus, a make whole premium on notes converted in connection with such transactions by increasing the conversion rate applicable to the notes.

The amount of the increase in the applicable conversion rate, if any, will be based on the price of our common stock paid, or deemed paid, in the transaction and the effective date of the fundamental change. A description of how the increase in the applicable conversion rate will be determined and a table showing the increase that would apply at various common stock prices and fundamental change effective dates are set forth under “Description of Notes — Determination of Make Whole Premium.”

Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change	Upon specified fundamental change events, holders will have the right to require us to purchase for cash all or any portion of their notes at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date. See “Description of Notes — Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change.”

Ranking	The notes are our unsecured senior obligations and:

• rank equally in right of payment with all of our existing and future unsubordinated indebtedness;

• are senior in right of payment to any of our future subordinated debt;

• are effectively subordinated to all of our existing and any future secured debt, to the extent of the value of the assets securing such debt; and

• are effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries that do not guarantee the notes.

As of December 31, 2007, we had $114.9 million of secured debt and $1,283.9 million of unsecured debt outstanding.

The terms of the indenture under which the notes were issued do not limit our ability or the ability of our subsidiaries to incur additional debt, including secured debt.

Use of Proceeds	We will not receive any of the proceeds from the sale by the selling securityholders of their notes or the common stock issuable upon conversion of their notes.

Registration Rights	We have filed a shelf registration statement, of which this prospectus is a part, under the Securities Act relating to the resale of the notes and the shares of common stock issuable upon conversion of the notes. We will use our commercially reasonable efforts to keep the shelf registration statement effective until the earliest of: (i) the sale pursuant to the shelf registration statement of the notes and all of the shares of common stock issuable upon conversion of the notes; (2) the date when the holders, other than holders that are our affiliates, of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or any successor rule thereto or otherwise; and (3) October 2, 2009. We will be required to pay additional interest, subject to some limitations, to the holders of the notes if the registration statement does not remain effective as required. See “Description of Notes — Registration Rights.”

DTC Eligibility	The notes were issued in fully registered book-entry form and are represented by a permanent global note without coupons. A global note was deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, referred to as DTC in this prospectus, in New York, New York. Beneficial interests in the global note will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and your interest in the global note may not be exchanged for certificated notes, except in limited circumstances described in this prospectus. See “Description of Notes — Global Notes; Book-Entry Form.”

Form and Denomination	The notes will be issued in minimum denominations of $1,000 and in any integral multiple of $1,000.

Trading	The notes sold in the initial private placement are eligible for trading on PORTALSM. The notes sold using this prospectus, however, will no longer be eligible for trading on PORTALSM. We do not intend to list the notes for trading on any national securities exchange or for quotation through any automated dealer quotation system.

NYSE Trading Symbol for Common Stock	Our common stock is listed on the New York Stock Exchange under the symbol “BGC.”

Material U.S. Federal Income Tax Considerations	See “Material U.S. Federal Income Tax Considerations” for a discussion of the tax considerations applicable to the purchase, ownership and conversion of the notes and the ownership and disposition of the shares of common stock into which the notes may be converted.

Risk Factors	See “Risk Factors” beginning on page 8 of this prospectus and other information included or incorporated by reference into this prospectus for a discussion of the factors you should consider carefully before deciding to invest in the notes.

Summary Consolidated Financial Information and Other Data
     The summary consolidated financial information for the years ended and as of December 31, 2005, 2006 and 2007 are derived from our audited consolidated financial statements incorporated by reference into this prospectus. The following summary financial information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2007. The financial information presented below may not be indicative of our future performance.

	Year Ended December 31,
	2005(1)	2006	2007
	(in millions, except per share data)

Statement of Operations Information:
Net sales:
North America	$1,574.5	$2,058.6	$2,243.7
Europe and North Africa	682.0	1,446.8	1,939.7
Rest of World	124.3	159.7	431.4

Total net sales	2,380.8	3,665.1	4,614.8
Cost of sales	2,110.1	3,194.1	3,952.1

Gross profit	270.7	471.0	662.7
Selling, general and administrative expenses	172.2	235.1	296.6

Operating income	98.5	235.9	366.1
Other expense	(0.5)	(0.1)	(3.4)
Interest expense, net	(37.0)	(35.6)	(29.6)
Loss on extinguishment of debt	—	—	(25.3)

Income from operations before income taxes	61.0	200.2	307.8
Income tax provision	(21.8)	(64.9)	(99.4)
Minority interest in consolidated subsidiaries	—	—	(0.2)
Equity in net earnings of affiliated companies	—	—	0.4

Net income	$39.2	$135.3	$208.6

Less: Series A preferred stock dividends	(22.0)	(0.3)	(0.3)

Net income applicable to common shareholders	$17.2	$135.0	$208.3

Earnings per common share — basic	$0.42	$2.70	$4.07

Earnings per common share — assuming dilution	$0.41	$2.60	$3.82

Weighted average shares outstanding — basic	41.1	50.0	51.2

Weighted average shares outstanding — assuming dilution	41.9	52.0	54.6

	December 31,
	2005(1)	2006	2007
	(in millions)
Balance Sheet Information:
Cash and cash equivalents	$72.2	$310.5	$325.7
Working capital(2)	$378.6	$739.1	$712.1
Property, plant and equipment, net	$366.4	$416.7	$738.8
Total assets	$1,523.2	$2,218.7	$3,798.0
Total debt	$451.6	$740.6	$1,398.8
Net debt(3)	$379.4	$430.1	$1,073.1
Shareholders’ equity	$293.3	$434.4	$651.3

	Year Ended December 31,
	2005(1)	2006	2007
	(in millions, except ratio and metal price data)
Other Information:
Cash flows of operating activities	$121.0	$94.0	$231.7
Cash flows of investing activities	$(130.5)	$(95.8)	$(759.8)
Cash flows of financing activities	$52.5	$234.7	$528.1
Capital expenditures	$(42.6)	$(71.1)	$(153.6)
Ratio of earnings to fixed charges(4)	1.4x	5.7x	6.9x
Average daily COMEX price per pound of copper cathode	$1.68	$3.09	$3.22
Average daily selling price per pound of aluminum rod	$0.92	$1.22	$1.23

(1)	This period includes the preliminary opening balance sheet as of December 31, 2005 for Silec (the wire and cable business of SAFRAN SA) and Beru S.A., which were acquired in 2005. Due to the purchase dates, the effects of the acquisitions on the statement of operations information were not material for the year ended December 31, 2005.

(2)	Working capital means current assets less current liabilities.

(3)	Net debt means our total debt less cash and cash equivalents.

(4)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges include: (i) interest expense, whether expensed or capitalized; (ii) amortization of debt issuance cost; (iii) the portion of rental expense representative of the interest factor; and (iv) the amount of pretax earnings required to cover preferred stock dividends and any accretion in the carrying value of the preferred stock.

RISK FACTORS
     Any investment in our notes or our common stock involves a high degree of risk. You should consider the risks described below carefully, as well as the risks relating to our business described under “Risk Factors” contained in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, and all of the information contained in or incorporated by reference into this prospectus before deciding whether to purchase our notes or to convert the notes into common stock. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations would suffer. In that event, the price of the notes and our common stock could decline, and you may lose all or part of your investment in the notes and our common stock. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”
Risks Related to the Notes
Our substantial indebtedness could adversely affect our business and financial condition and could prevent us from fulfilling our obligations under the notes or our other indebtedness.
     We have a significant amount of debt outstanding. As of December 31, 2007, we had $1,398.8 million of debt outstanding, $114.9 million of which was secured indebtedness, and $266.1 million of additional borrowing capacity available under our senior secured credit facility, $36.5 million of additional borrowing capacity under our Spanish subsidiary’s revolving credit facility, approximately $16.1 million of additional borrowing capacity under agreements related to E.C.N. Cable Group, S.L., referred to as ECN Cable in this prospectus, and approximately $302.2 million of additional borrowing capacity under our various credit agreements related to PDIC, subject to certain conditions.
     In addition to our bank financing obligations, as of December 31, 2007, we had $355.0 million in 0.875% senior convertible notes due 2013 outstanding, referred to as our 0.875% convertible notes in this prospectus, $125.0 million of senior floating rate notes due 2015 outstanding, referred to as our senior floating rate notes in this prospectus, $200.0 million of 7.125% senior fixed rate notes due 2017 outstanding, referred to as our 7.125% senior fixed rate notes in this prospectus, and together with the senior floating rate notes, the 2007 senior notes, and $475.0 million in 1.00% senior convertible notes due 2012 outstanding, referred to as our 1.00% convertible notes in this prospectus, and together with our 0.875% convertible notes, the convertible notes. Subject to the terms of our senior secured credit facility, our Spanish subsidiary’s revolving credit facility, our Spanish subsidiary’s secured term loan, and the indentures governing our convertible notes and the 2007 senior notes, we also may incur additional indebtedness, including secured debt, in the future.
     The degree to which we are leveraged could have important adverse consequences to us, limiting management’s choices in responding to business, economic, regulatory and other competitive conditions. In addition, our ability to generate cash flow from operations sufficient to make scheduled payments on our debts as they become due will depend on our future performance, our ability to successfully implement our business strategy and our ability to obtain other financing, which may be influenced by economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our indebtedness could also adversely affect our financial position.
     We may not have sufficient cash to pay, or may not be permitted to pay, the cash portion of the required consideration that we may need to pay if our convertible notes are converted. We will be required to pay to the holder of a convertible note a cash payment equal to the lesser of the principal amount of the note being converted or the conversion value of such note. This part of the payment must be made in cash, not in shares of our common stock. As a result, we may be required to pay significant amounts in cash to holders of the convertible notes upon conversion. A failure to pay the required cash consideration would be an event of default under the indentures governing the convertible notes, which could lead to cross-defaults under our other indebtedness.
     In connection with the incurrence of indebtedness under our senior secured credit facility, the lenders under that facility have received a pledge of all of the capital stock of our domestic and Canadian subsidiaries and any future domestic and Canadian subsidiaries. Additionally, the lenders under our senior secured credit facility have a lien on substantially all of our domestic and Canadian assets, including our existing and future accounts receivable, cash, general intangibles, investment property and real property. As a result of these pledges and liens, if we fail to meet our payment or other obligations under our senior secured credit facility, the lenders with respect to this facility would be entitled to foreclose on substantially all of our domestic and Canadian assets and to liquidate these assets.
     Our substantial indebtedness could have important consequences to holders of the notes. For example, it could:
•	make it more difficult for us to satisfy our obligations with respect to the notes and our obligations under our other indebtedness;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to fund future working capital, capital expenditures, research and development and other general corporate requirements;

•	require us to dedicate a substantial portion of our cash flow from operations to service payments on our debt;

•	limit our flexibility to react to changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage to any of our competitors that have less debt; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.
     A portion of our debt will come due prior to the final maturity date of the notes, which we will be required to repay or refinance. Amounts outstanding from time to time under our senior secured credit facility, indebtedness incurred under our Spanish subsidiary’s credit facilities and other present and future indebtedness may mature prior to the maturity date of the notes and will be payable in cash. In addition, upon the occurrence of various events, such as a change of control, some or all of our outstanding debt obligations may come due prior to their maturity date.
Despite our current significant level of indebtedness, we still may be able to incur substantially more indebtedness. This could further exacerbate the risks associated with our substantial indebtedness.
     Although we now have a significant amount of debt, we may be able to incur substantially more debt in the future. Our senior secured credit facility and the indenture governing the 2007 senior notes contain restrictions on the incurrence of additional debt. These restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions could be substantial. If new debt is added to our current debt levels, the substantial risks described above would intensify.
The indenture governing the notes does not limit our ability or our subsidiaries’ ability to incur indebtedness or to take other actions which may be adverse to the interests of the holders of the notes.
     The indenture governing the notes does not contain any financial or operating covenants that would restrict or prohibit us or our subsidiaries from undertaking certain types of transactions that could be adverse to the interests of the holders of the notes. In particular, the indenture does not restrict us or our subsidiaries from incurring additional indebtedness. If we or our subsidiaries incur additional indebtedness, the related risks described above could intensify. In addition, the indenture does not contain restrictions on paying dividends, making investments, entering into transactions with affiliates, incurring liens or issuing or repurchasing securities. Any of these actions could be adverse to the interests of the holders of the notes.

The notes are unsecured and effectively subordinated to our secured indebtedness.
     As of December 31, 2007, we had $114.9 million in secured debt outstanding, and the ability to incur up to $266.1 million of additional secured debt under our senior secured credit facility and $4.9 million under our foreign secured credit facilities. Our senior secured credit facility is presently secured by substantially all of our and our U.S. and Canadian subsidiary guarantors’ assets. Our Spanish secured term loan and other European secured credit facilities are presently secured by a portion of the assets of our European subsidiaries. Secured indebtedness effectively ranks senior to the notes to the extent of the value of the assets securing such indebtedness. If we default on the notes, become bankrupt, liquidate, restructure or reorganize, it would result in a default under our senior secured credit facility, which in turn would result in a default under our Spanish subsidiary’s credit facilities, and our secured creditors could use collateral securing such debt to satisfy our obligations before you would receive any payment on the notes. If the value of our collateral is insufficient to pay all of our secured indebtedness, our secured creditors would share equally in the value of our other assets, if any, with you and any other creditors.
To service our indebtedness, we will require a significant amount of cash, and our ability to generate cash depends on many factors beyond our control.
     Our ability to make payments on our indebtedness, including the notes, to refinance our indebtedness and fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.
     We believe our cash flows from operating activities and our existing capital resources, including the liquidity provided, and to be provided, by our senior secured credit facility and our European subsidiaries’ credit facilities, will be sufficient to fund our operations and commitments for at least the next twelve months. We cannot assure you, however, that our business will generate sufficient cash flows from operations or that future borrowings will be available to us under our credit facilities in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. To do so, we may need to refinance all or a portion of our indebtedness (including the notes) on or before maturity, sell assets, reduce or delay capital expenditures or seek additional equity financing. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.
Our ability to pay principal and interest on the notes depends upon our receipt of dividends or other intercompany transfers from our subsidiaries, and claims of creditors of our subsidiaries that do not guarantee the notes will have priority over claims you may have with respect to the assets and earnings of those subsidiaries.
     We are a holding company and substantially all of our properties and assets are owned by, and all our operations are conducted through, our subsidiaries. As a result, we are dependent upon cash dividends and distributions or other transfers from our subsidiaries to meet our debt service obligations, including payment of the interest on and principal of the notes when due, and other obligations. The ability of our subsidiaries to pay dividends and make other payments to us may be restricted by, among other things, applicable corporate, tax and other laws and regulations in the United States and abroad and agreements made by us and our subsidiaries, including under the terms of our existing and potentially future indebtedness.
     In addition, claims of creditors, including trade creditors, of our subsidiaries will generally have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, except to the extent the claims of our creditors are guaranteed by these subsidiaries. Only our domestic and Canadian subsidiaries are guarantors of the notes. In the event of our dissolution, bankruptcy, liquidation or reorganization, the holders of the notes will not receive any amounts from our non-guarantor subsidiaries with respect to the notes until after the payment in full of the claims of the creditors of those subsidiaries. Our non-guarantor subsidiaries generated 52% of our consolidated net sales and 51% of our consolidated operating income during 2007. Our non-guarantor subsidiaries generated $106.3 million of our cash flows from operating activities during 2007. As of December 31, 2007, the non-guarantor subsidiaries had outstanding approximately $171.4 million of indebtedness and $202.6 million outstanding under foreign accounts payable arrangements.

The agreements that govern our secured indebtedness and our 2007 senior notes contain various covenants that limit our discretion in the operation of our business.
     The agreements and instruments that govern our secured indebtedness and our 2007 senior notes contain various restrictive covenants that, among other things, require us to comply with or maintain certain financial tests and ratios and restrict our ability to:
•	incur more debt;

•	pay dividends, purchase company stock or make other distributions;

•	make certain investments and payments;

•	create liens;

•	enter into transactions with affiliates;

•	make acquisitions;

•	merge or consolidate; and

•	transfer or sell assets.
     Our ability to comply with these covenants is subject to various risks and uncertainties. In addition, events beyond our control could affect our ability to comply with and maintain the financial tests and ratios required by this senior indebtedness. Any failure by us to comply with and maintain all applicable financial tests and ratios and to comply with all applicable covenants could result in an event of default with respect to, the acceleration of the maturity of, and the termination of the commitments to make further extension of credit under, a substantial portion of our debt. Even if we are able to comply with all applicable covenants, the restrictions on our ability to operate our business in our sole discretion could harm our business by, among other things, limiting our ability to take advantage of financing, mergers, acquisitions and other corporate opportunities.
Failure to comply with covenants and other requirements in our existing or future financing arrangements could result in cross-defaults under some of our financing arrangements, which cross-defaults could jeopardize our ability to satisfy our obligations under the notes.
     Various risks, uncertainties and events beyond our control could affect our ability to comply with the covenants, financial tests and ratios required by the instruments governing our financing arrangements, including, without limitation, the requirement that no final judgment or judgments of a court of competent jurisdiction have been rendered against us or our subsidiaries in excess of stated amounts. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions, including the indenture governing the notes. A default would permit lenders to cease to make further extensions of credit, accelerate the maturity of the debt under these agreements and foreclose upon any collateral securing that debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing. We also may amend the provisions and limitations of our credit facilities from time to time without the consent of the holders of notes.
     Certain portions of our debt contain prepayment or acceleration rights at the election of the holders upon a covenant default or change of control, which acceleration rights, if exercised, could constitute an event of default under the notes. It is possible that we would be unable to fulfill all of these obligations and make payments on the notes simultaneously.

If we fail to meet our payment or other obligations under our secured indebtedness, the lenders under that indebtedness could foreclose on, and acquire control of, substantially all of our assets.
     The lenders under our senior secured credit facility have a pledge of all of the capital stock of our existing domestic and Canadian subsidiaries and any future domestic and Canadian subsidiaries. Additionally, the lenders under our senior secured credit facility have a lien on substantially all of our domestic and Canadian assets, including our existing and future accounts receivable, cash, general intangibles, investment property and real property. We also have incurred secured debt in connection with some of our European operations. The lenders under these European secured credit facilities also have liens on assets of certain of our European subsidiaries. As a result of these pledges and liens, if we fail to meet our payment or other obligations under any of our secured indebtedness, the lenders under the applicable credit agreement would be entitled to foreclose on substantially all of our assets and liquidate these assets. Under those circumstances, we may not have sufficient funds to pay our obligations under the notes. As a result, you may lose a portion of or the entire value of your investment in the notes.
We may be unable to purchase our convertible notes and our 2007 senior notes upon a fundamental change, which would cause defaults under the notes and our other debt agreements.
     Holders of the notes may require us to repurchase for cash all or a portion of the notes following the occurrence of a fundamental change at a purchase price equal to 100% of the principal amount of the notes, plus accrued interest to, but excluding, the date of the purchase. See “Description of Notes — Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change.” Similarly, the indenture governing our 0.875% convertible notes requires us to repurchase those notes in the event of a fundamental change at a purchase price equal to 100% of the principal amount of the notes, plus accrued interest to, but excluding, the date of purchase. In addition, the indenture governing our 2007 senior notes requires us to repurchase those notes in the event of a change of control at a purchase price equal to 101% of the principal amount of the notes, plus accrued interest to the date of the purchase.
     We are limited by our credit facilities, and may be prohibited under future financing agreements, from purchasing any of our convertible notes or our 2007 senior notes prior to their stated maturity. In such circumstances, we will be required to repay or obtain the requisite consent from the affected lenders to permit the repurchase of our convertible notes or our 2007 senior notes. If we are unable to repay all of such debt or are unable to obtain the necessary consents, we will be unable to offer to repurchase our convertible notes or our 2007 senior notes, which would constitute an event of default under the indentures governing each such series of notes, which in turn would constitute a default under our credit agreements and our other existing financing arrangements, and could constitute a default under the terms of any future debt that we may incur. In addition, we may not have sufficient funds available at the time we are required to repurchase the convertible notes or our 2007 senior notes.
We may not be able to pay the cash portion of the conversion price pursuant to any conversion of our convertible notes.
     We may not have sufficient cash to pay, or may not be permitted to pay, the cash portion of the required consideration that we may need to pay if our convertible notes are converted. As described under “Description of Notes — Conversion Rights,” upon conversion of the notes, we will be required to pay to the holder of a note a cash payment equal to the lesser of the principal amount of the notes being converted or the conversion value of those notes. The terms of the 0.875% convertible notes contain substantially similar provisions. This part of the payment must be made in cash, not in shares of our common stock. As a result, we may be required to pay significant amounts in cash to holders of any of our convertible notes upon conversion.
     If we do not have sufficient cash on hand at the time of conversion, we may have to borrow funds under our credit facilities or raise additional funds through other debt or equity financing. Our ability to borrow the necessary funds under our various credit facilities will be subject to our ability to remain in compliance with the terms of those facilities and to have borrowing availability thereunder. In addition, our ability to raise any additional financing, if necessary, will depend on prevailing market conditions. Further, we may not be able to raise such financing within the period required to satisfy our obligation to make timely payment upon any conversion. In addition, the terms of any future debt may prohibit us from making these cash payments upon conversion of the notes.
     We obtained the consent of the lenders under our senior secured credit facility to issue the notes as well as to be able to make cash payments upon conversion of any of our convertible notes. However, such consent is subject to certain conditions, including our continued compliance with the covenants under the senior secured credit facility. If we fail to comply with these conditions, we would not be permitted to pay the cash portion of the required consideration upon any conversion of the notes, and any such payments would constitute an event of default under the senior secured credit facility. A failure to pay the required cash consideration would be an event of default under the indentures governing our convertible notes, which could lead to cross-defaults under our other indebtedness.
Fluctuations in the price of our common stock may prevent you from being able to convert our convertible notes, impact the price of such notes and make them more difficult to resell.
     The ability of holders of our convertible notes to convert the notes is conditioned on the closing price of our common stock reaching a specified threshold or the occurrence of other specified events, such as a change of control. If the closing price threshold for conversion of the convertible notes is satisfied during a calendar quarter, holders may convert such notes only during the subsequent calendar quarter. If such closing price threshold is not satisfied and the other specified events that would permit a holder to convert such notes do not occur, holders would not be able to convert such notes until the period beginning 30 days before the maturity date and ending at the close of business on the business day immediately preceding the final maturity date. See “Description of Notes — Conversion Rights” as to the conversion rights with respect to the notes.
     Because the convertible notes may be convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the convertible notes and could limit the amount of cash payable, as well as the number of shares of our common stock issuable, upon conversion of the convertible notes. Holders who receive common stock upon conversion of the convertible notes also will be subject to the risk of volatility and depressed prices of our common stock.
     Our stock price and the stock market in general have from time to time experienced very significant and, at times, extreme, price fluctuations. Often, these changes have been unrelated to the operating performance of the affected companies. The trading price of our common stock is affected by many factors, including our results of operations, conditions specific to the wire and cable industry, earnings and other announcements by our competitors, conditions in securities markets in general and recommendations by securities analysts. Furthermore, quarter-to-quarter fluctuations in our results of operations caused by changes in customer demand or other factors may have a significant effect on the market price of our common stock. In addition, general market conditions and international political or economic factors unrelated to our performance may affect our stock price. These and other conditions and factors could cause the price of our common stock, and therefore the price of our convertible notes, to fluctuate substantially over short periods.
The current accounting treatment applicable to the notes may be rescinded, which may result in a significant increase in our reported interest expense with respect to our convertible notes.
     In August 2007, the Financial Accounting Standards Board, referred to as FASB in this prospectus, issued a proposed FASB Staff Position, referred to as a FSP in this prospectus, APB 14-a, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (including Partial Cash Settlement). The proposed FSP specifies that issuers of convertible debt instruments should separately account for the liability and equity components of the instrument in a manner that will reflect the entity’s nonconvertible debt borrowing rate on the instrument’s issuance date when interest cost is recognized in subsequent periods. We have issued convertible notes that are within the scope of FSP APB 14-a; therefore, we would be required to record the debt portions of our convertible notes at their fair value on the date of issuance and amortize the resulting discount into interest expense over the life of the debt. However, there would be no effect on our cash interest payments. In March 2008, the FASB voted to finalize FSP APB 14-a. The final FSP will be effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. The FSP’s transition provision will require us to retrospectively apply the FSP for all periods presented. A final FSP is expected to be issued in May 2008. We continue to monitor the status of this FSP and will evaluate the impact on our financial statements. If adopted in its current form, the proposed change would result in a significant increase in our reported interest expense with respect to our convertible notes.
A downgrade in our financial strength or credit ratings or other negative action could limit our ability to conduct our business or offer and sell additional debt securities, and could hurt our relationships with creditors.
     Nationally recognized statistical rating agencies rate the credit risk associated with our debt securities, including the notes and our other senior notes. Ratings are not recommendations to buy or sell our securities. We may in the future incur indebtedness with interest rates that may be affected by changes in or other actions with respect to our credit ratings. Each of the rating agencies reviews its ratings periodically, and previous ratings for our debt may not be maintained in the future. Rating agencies may also place us under review for potential downgrade if we announce our intention to obtain additional indebtedness or take other actions. A downgrade of our debt ratings, or other negative action, such as a review for possible downgrade, could affect our ability to raise additional debt with terms and conditions similar to our current debt, and accordingly, likely increase our cost of capital. In addition, a downgrade of these ratings could make it more difficult for us to raise capital to refinance any maturing debt obligations, to support business growth and to maintain or improve the current financial strength of our business and operations.
The make whole premium that may be payable upon conversion in connection with a change of control may not adequately compensate you for the lost option value of your notes as a result of such change of control.
     If you convert notes in connection with a change of control occurring on or prior to the maturity date, we may be required to pay a make whole premium by increasing the conversion rate applicable to the notes. While the increase in the conversion rate is designed to compensate you for the lost option value of your notes as a result of a change of control, such increase is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, even if a change of control occurs, in certain instances described under “Description of Notes — Determination of Make Whole Premium,” there will be no such increase in the conversion rate.
Federal and state statutes allow courts, under certain circumstances, to void our subsidiaries’ guarantees of the notes under fraudulent transfer laws.
     Fraudulent conveyance laws permit a court to avoid or nullify the guarantees of the notes by our subsidiaries if the court determines that such guarantees were made by a fraudulent conveyance. Generally, if a court were to find that:
•	the debtor incurred the challenged obligation with the actual intent of hindering, delaying or defrauding present or future creditors; or

•	the debtor received less than reasonably equivalent value or fair consideration for incurring the challenged obligation and was insolvent or was rendered insolvent by reason of incurring the challenged obligation; or

•	engaged or was about to engage in a business or transaction for which its assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured;
the court could, subject to applicable statutes of limitations, avoid the challenged obligation in whole or in part. The court also could subordinate claims with respect to the challenged obligation to all other debts of the debtor. The court’s determination as to whether the above is true at any relevant time will vary depending upon the factual findings and law applied in any such proceeding.

     Generally, a debtor will be considered insolvent if:
•	the sum of its debts was greater than the fair saleable value of all of its assets at a fair valuation; or

•	if the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts as they become fixed in amount and nature.
     Also, a debtor generally will be considered to have been left with unreasonably small capital if its remaining capital, including its reasonably projected cash flow, was reasonably likely to be insufficient for its foreseeable needs, taking into account its foreseeable business operations and reasonably foreseeable economic conditions.
     A court could void our subsidiaries’ guarantees of the notes under state fraudulent transfer laws. Although the guarantees provide you with a direct claim against the assets of our guarantor subsidiaries under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the guarantee could be voided, or claims with respect to a guarantee could be subordinated to all other debts of that guarantor. In addition, a court could void any payments by that guarantor pursuant to its guarantee and require that such payments be returned to the guarantor or to a fund for the benefit of the other creditors of the guarantor. If a court voided the guarantee of the notes by a subsidiary as a result of a fraudulent conveyance, or held the guarantee unenforceable for any other reason, as a holder of notes, you would no longer have a claim as a creditor against the assets of that subsidiary.
     We believe that the federal Canadian bankruptcy laws and the comparable provisions of the Canadian provincial fraudulent conveyance laws that may be applicable to our assets located in their jurisdictions are similar in general effect to those in the United States. However, we cannot assure you that a Canadian court would apply or interpret these laws as they are applied or interpreted by U.S. federal or state courts. In addition, a court in Canada may reach a different determination than a U.S. federal or state court on the same set of facts.
     Any fraudulent transfer challenges, even if ultimately unsuccessful, could lead to a disruption of our business and an alteration in the manner in which that business is managed. As a result, our ability to meet our obligations under the notes or in connection with our other debt may be adversely affected.
Illiquidity and an absence of a public market for the notes could cause recipients of the notes to be unable to resell the notes for an extended period of time.
     There is no established trading market for the notes. Although the notes issued in the initial private placement are eligible for trading on PORTALSM, notes sold using this prospectus will no longer be eligible for trading on PORTALSM. We do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any automated quotation system. As a result, an active trading market for the notes may not develop or, if such a market develops, it could be very illiquid. Holders of the notes may experience difficulty in reselling, or an inability to sell, the notes.
     Even if a trading market for the notes is established, the liquidity of any such trading market, and the market prices quoted for the notes, may be adversely affected by changes in:
•	prevailing interest rates;

•	liquidity of the notes;

•	the overall market for debt and convertible securities generally;

•	our operating results, financial performance or prospects; or

•	the prospects for companies in the wire and cable industry generally.

     Moreover, historically, the market for non-investment grade and convertible debt has been subject to disruptions that have caused substantial fluctuation in the prices of these securities. You should be aware that you may be required to bear the financial risk of an investment in the notes for an indefinite period of time.
If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.
     If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you upon conversion of your notes. For example, in the event that an amendment is proposed to our amended and restated certificate of incorporation or amended and restated by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.
You should consider the U.S. federal income tax consequences of converting the notes.
     The U.S. federal income tax treatment of the conversion of the notes into a combination of our common stock and cash is uncertain. You should consult your tax advisors with respect to the U.S. federal income tax consequences resulting from the conversion of notes into a combination of cash and common stock. A general discussion of the U.S. federal income tax consequences of the purchase, ownership and disposition (including conversion) of the notes is contained in this prospectus under the heading “Material U.S. Federal Income Tax Considerations.”
In connection with any conversion rate adjustments, you may be deemed to receive a taxable distribution without the receipt of any cash.
     The conversion rate of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Internal Revenue Code of 1986, as amended, referred to as the Code in this prospectus, adjustments, or failures to make adjustments, that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will result in deemed distributions to the holders of notes even though they have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital or capital gain in accordance with the earnings and profits rules under the Code. If you are a non-U.S. holder, such deemed dividend may be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. See “Material U.S. Federal Income Tax Considerations.”
We could enter into various transactions, such as acquisitions, refinancings, recapitalizations or other highly leveraged transactions, which would not constitute a fundamental change under the terms of the notes, but which could nevertheless increase the amount of our outstanding debt at such time, or adversely affect our capital structure or credit ratings, or otherwise adversely affect holders of the notes.
     Under the terms of the notes, a variety of acquisition, refinancing, recapitalization or other highly leveraged transactions would not be considered fundamental change transactions. As a result, we could enter into any such transactions without being required to make an offer to repurchase the notes even though the transaction could increase the total amount of our outstanding debt, adversely affect our capital structure or credit ratings or otherwise materially adversely affect the holders of the notes. In addition, if such transaction is not considered a fundamental change under the terms of the notes, holders may not be able to convert their notes or be eligible to receive a make whole premium adjustment in connection with such conversion.

The issuance of shares of common stock upon conversion of any of our convertible notes would have a dilutive effect on our existing security holders, and this future potential dilution may encourage short selling by market participants.
     The issuance of shares of our common stock upon the conversion of our convertible notes would dilute the ownership interests of our existing security holders. The issuance of shares of our common stock upon conversion of these convertible notes also may have the effect of reducing our net income per share and could reduce the market price of our common stock unless revenue growth or cost savings sufficient to offset the effect of such issuance can be achieved. In addition, the existence of the convertible notes may encourage short selling by market participants due to this potential dilution.
It may be difficult to enforce judgments against us in foreign jurisdictions.
     Because a significant portion of our assets are located outside the United States, any judgments obtained in the United States against us, including judgments with respect to the payment of principal, premium, interest or other amounts payable with respect to the notes, may be not collectible within the United States. If holders of notes intend to enforce a judgment obtained in the United States against our assets located outside the United States, they may be subject to additional procedures and other difficulties that would not be required for enforcement of judgments in the United States, and there can be no assurance that such courts will be required to enforce any final judgment obtained in a court located in the United States.
Risks Related to Our Capital Stock
     In addition to the risks discussed above in “— Risks Related to the Notes,” the following risks, among others, are important to an investment in our capital stock:
Our stock price has been and continues to be volatile, and our ability to pay dividends on our common stock is limited.
     The value of our securities may fluctuate as a result of various factors, such as:
•	announcements relating to significant corporate transactions and periodic operating results;

•	operating and stock price performance of companies that investors deem comparable to us;

•	changes in government regulation or proposals relating thereto;

•	sales or the expectation of sales of a substantial number of shares of our common stock in the public market; and

•	general stock market fluctuations unrelated to our operating performance.
     In addition, we do not expect to pay cash dividends on our common stock in the foreseeable future. Payment of dividends on our common stock will depend on the earnings and cash flows of our business and that of our subsidiaries, and on our subsidiaries’ ability to pay dividends or to advance or repay funds to us. Before declaring any dividend, our board of directors will consider factors that ordinarily affect dividend policy, such as earnings, cash flow, estimates of future earnings and cash flow, business conditions, regulatory factors, our financial condition and other matters within its discretion, as well as contractual restrictions on our ability to pay dividends. We may not be able to pay dividends in the future or, if paid, we cannot assure you that the dividends will be in the same amount or with the same frequency as in the past.
     Under the Delaware General Corporation Law, we may pay dividends, in cash or otherwise, only if we have surplus in an amount at least equal to the amount of the relevant dividend payment. Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our board of directors. Further, our senior secured credit facility and the indenture governing our 2007 senior notes limit our ability to pay cash dividends, including cash dividends on our common stock. In addition, the certificate of designations for our Series A preferred stock prohibits us from the payment of any cash dividends on our common stock if we are not current on dividend payments with respect to our Series A preferred stock. Agreements governing future indebtedness will likely contain restrictions on our ability to pay cash dividends.
Future issuances of shares of our common stock may depress its market price.
     Sales of substantial numbers of additional shares of common stock, including shares of common stock underlying our convertible notes and shares of our outstanding Series A preferred stock, as well as sales of shares that may be issued in connection with future acquisitions, or the perception that such sales could occur, may have a harmful effect on prevailing market prices for our common stock and our ability to raise additional capital in the financial markets at a time and price favorable to us. Our amended and restated certificate of incorporation provides that we have authority to issue 200 million shares of common stock. As of December 31, 2007, there were approximately 52.4 million shares of common stock outstanding (net of treasury shares), approximately 0.9 million shares of common stock issuable upon the exercise of currently outstanding stock options and approximately 0.5 million shares of common stock issuable upon conversion of our outstanding Series A preferred stock. In addition, a maximum of approximately 9.0 million shares of common stock may be issuable upon conversion of our 0.875% convertible notes, a maximum of approximately 7.0 million shares of common stock may be issuable due to the issuance of warrants we issued in connection with the offering of our 0.875% convertible notes and a maximum of approximately 7.2 million shares of common stock may be issuable upon conversion of the notes. All of the shares of our common stock to be issued pursuant to conversions of our convertible notes by holders who are not our affiliates will be freely tradable by such holders.
Our convertible note hedge and warrant transactions may affect the trading price of our common stock.
     In connection with the issuance of our 0.875% convertible notes, we entered into convertible note hedge transactions with one or more of the participating underwriters or their affiliates, referred to as the counterparties in this prospectus. The convertible note hedge transactions are comprised of purchased call options and sold warrants. The purchased call options are expected to reduce our exposure to potential dilution upon the conversion of the 0.875% convertible notes. We also entered into warrant transactions with such counterparties. The sold warrants have an exercise price that is approximately 92.4% higher than the closing price of our common stock on the date the 0.875% convertible notes were priced. The warrants are expected to provide us with some protection against increases in our stock price over the conversion price per share. In connection with these transactions, the counterparties, or their affiliates:
•	may enter into various over-the-counter derivative transactions or purchase or sell our common stock in secondary market transactions; and

•	may enter into, or may unwind, various over-the-counter derivatives or purchase or sell our common stock in secondary market transactions, including during any conversion reference period with respect to a conversion of our 0.875% convertible notes.
     These activities may have the effect of increasing, or preventing a decline in, the market price of our common stock. In addition, any hedging transactions by the counterparties, or their affiliates, including during any conversion reference period, may have an adverse impact on the trading price of our common stock. The counterparties, or their affiliates, are likely to modify their hedge positions from time to time prior to conversion or maturity of the 0.875% convertible notes by purchasing and selling shares of our common stock, other of our securities, or other instruments, including over-the-counter derivative instruments, that they may wish to use in connection with such hedging. In addition, we intend to exercise our purchased call options whenever 0.875% convertible notes are converted, although we are not required to do so. In order to unwind any hedge positions with respect to our exercise of the purchased call options, the counterparties or their affiliates would expect to sell shares of common stock in secondary market transactions or unwind various over-the-counter derivative transactions with respect to our common stock during the conversion reference period for any 0.875% convertible notes that may be converted.

     The effect, if any, of any of these transactions and activities in connection with the 0.875% convertible notes on the market price of our common stock will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the trading price of our common stock and, as a result, the number of shares and value of the common stock received upon conversion of our convertible notes.
Issuances of additional series of preferred stock could adversely affect holders of our common stock.
     Our board of directors is authorized to issue additional series of preferred stock without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of preferred stock that may be issued, including voting rights, conversion rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding-up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.
Provisions in our constituent documents could make it more difficult to acquire our company.
     Our amended and restated certificate of incorporation and amended and restated by-laws contain provisions that may discourage, delay or prevent a third party from acquiring us, even if doing so would be beneficial to our stockholders. Under our amended and restated certificate of incorporation, only our board of directors may call special meetings of stockholders, and stockholders must comply with advance notice requirements for nominating candidates for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings. Directors may be removed by stockholders only for cause and only by the effective vote of at least 66 2/3% of the voting power of all shares of capital stock then entitled to vote generally in the election of directors, voting together as a single class. Additionally, the severance policy applicable to our executive officers may have the effect of making a change of control more expensive and, therefore, less attractive.
     Pursuant to our amended and restated certificate of incorporation, our board of directors may by resolution establish one or more series of preferred stock, having such number of shares, designation, relative voting rights, dividend rates, conversion rights, liquidation or other rights, preferences and limitations as may be fixed by our board of directors without any further stockholder approval. Such rights, preferences, privileges and limitations as may be established, as well as provisions in our convertible notes that may entitle holders of those notes to receive make-whole or other payments upon the consummation of a change of control or other fundamental transaction, could have the further effect of impeding or discouraging the acquisition of control of our company.

USE OF PROCEEDS
     We will not receive any of the proceeds from the sale of the notes or the shares of common stock issuable upon the conversion of the notes by the selling securityholders.

CAPITALIZATION
     The following table sets forth our actual capitalization, including cash and cash equivalents, as of December 31, 2007. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, including all related notes, incorporated by reference into this prospectus. See “Incorporation of Certain Documents by Reference.”

As of December 31,
2007
(unaudited,
in millions)

Cash and cash equivalents	$325.7

Debt:
Senior secured credit facility(1)	$60.0
Spanish term loan	31.3
Senior 0.875% convertible notes due 2013	355.0
Senior floating rate notes due 2015	125.0
Senior 7.125% fixed rate notes due 2017	200.0
Senior 1.00% convertible notes due 2012	475.0
Other debt(2)	152.5

Total debt	$1,398.8

Shareholders’ equity:
Preferred stock, $0.01 par value; 25,000,000 shares authorized:
Series A redeemable convertible preferred stock; 2,070,000 authorized; 101,949 shares issued and outstanding	$5.1
Common stock, $0.01 par value; 200,000,000 shares authorized; issued and outstanding shares: 52,430,149 (net of 5,121,841 treasury shares)(3)	0.6
Additional paid-in capital	268.0
Treasury stock	(60.3)
Retained earnings	428.3
Accumulated other comprehensive income	9.6

Total shareholders’ equity	$651.3

Total capitalization	$2,050.1

(1)	Excludes $40.4 million of letters of credit outstanding under our senior secured credit facility. As of December 31, 2007, we have the ability to borrow up to $266.1 million under our senior secured credit facility.

(2)	Includes $27.7 million of indebtedness assumed in connection with the acquisition of ECN Cable, $37.7 million of indebtedness assumed in connection with the acquisition of PDIC, $3.4 million in capital lease obligations and $83.7 million in other indebtedness.

(3)	Excludes (i) an aggregate of 0.9 million shares of common stock issuable upon the exercise of outstanding stock options; and (ii) approximately 0.5 million shares of common stock issuable upon the conversion of our outstanding Series A preferred stock.

MARKET FOR OUR COMMON STOCK AND DIVIDENDS
     Our common stock is listed on the New York Stock Exchange under the symbol “BGC.” The following table sets forth the high and low sales price and dividends declared per share of our common stock during the periods shown.

	Common Stock
	High	Low	Dividends
Year Ended December 31, 2006:
First Fiscal Quarter	$30.99	$19.58	$—
Second Fiscal Quarter	38.15	26.10	—
Third Fiscal Quarter	39.85	28.87	—
Fourth Fiscal Quarter	45.41	37.04	—
Year Ended December 31, 2007:
First Fiscal Quarter	$55.66	$42.25	$—
Second Fiscal Quarter	79.23	51.82	—
Third Fiscal Quarter	84.95	48.16	—
Fourth Fiscal Quarter	83.50	62.16	—
Year Ended December 31, 2008:
First Fiscal Quarter	$73.93	$47.88	—
Second Fiscal Quarter (through April 14, 2008)	67.95	59.31	—
     On April 14, 2008, the closing sale price of our common stock, as reported by the New York Stock Exchange, was $62.66 per share. As of March 31, 2008, there were approximately 1,868 holders of record of our common stock.
     We paid a $0.05 per share dividend on our common stock each quarter beginning in the fourth quarter of 1997 and through the third quarter of 2002. In October 2002, as a result of an amendment to our then existing credit facility, our board of directors suspended the payment of the quarterly cash dividends on our common stock. The future payment of dividends on our common stock is subject to:
•	the discretion of our board of directors;

•	restrictions under our outstanding Series A preferred stock and the indenture governing our 2007 senior notes;

•	limitations under our senior secured credit facility;

•	provisions of the indentures governing our 0.875% convertible notes, our 2007 senior notes and our 1.00% convertible notes; and

•	the requirements of the Delaware General Corporation Law.
     Furthermore, our ability to pay dividends on our common stock will depend upon general business conditions, our financial performance and other factors our board of directors may consider relevant. We do not expect to pay cash dividends on our common stock in the foreseeable future.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
     The following table sets forth our consolidated ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated.
     For purposes of calculating the ratio of earnings to combined fixed charges and preferred dividends, earnings consist of income from continuing operations before income taxes and combined fixed charges and preferred dividends. Combined fixed charges and preferred dividends include:
•	interest expense, whether expensed or capitalized;

•	amortization of debt issuance cost;

•	the portion of rent expense representative of the interest factor; and

•	the amount of pretax earnings required to cover preferred stock dividends and any accretion in the carrying value of the preferred stock.

	Year Ended December 31,
	2003	2004	2005	2006	2007

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends(1)	—	1.2x	1.4x	5.7x	6.9x

(1)	For the year ended December 31, 2003, earnings were insufficient to cover combined fixed charges and preferred dividends by $2.1 million.

DESCRIPTION OF NOTES
     We issued the notes under the Indenture, dated as of October 2, 2007, among General Cable Corporation, as issuer, the guarantors named therein and U.S. Bank National Association, as trustee. We have summarized the material provisions of the notes below. The following description is not complete and is subject to, and qualified by reference to, all of the provisions of the Indenture and the notes, which we urge you to read because they, and not this “Description of Notes,” define your rights as a note holder. As used in this “Description of Notes,” the words “the company,” “we,” “us,” “our” or “General Cable” refer only to General Cable Corporation and do not include any of our current or future subsidiaries. As used in this “Description of Notes,” all references to our common stock are to our common stock, par value $0.01 per share. See “Description of Capital Stock.”
General
     The notes are limited to $475.0 million in aggregate principal amount and will mature on October 15, 2012. The notes were issued in denominations of $1,000 or in integral multiples of $1,000. The notes are payable at the principal corporate trust office of the paying agent, which initially is an office or agency of the trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York.
     The notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of our subsidiaries that is a borrower or a guarantor under any U.S. senior credit facility (as defined below) or under our 0.875% convertibles notes, our senior floating rate notes, or our 7.125% senior notes and, together with the 0.875% senior convertible notes and the senior floating rate notes, collectively referred to as the senior notes in this prospectus. Each guarantee ranks equally in right of payment with the guarantor’s existing and future unsecured indebtedness, including any guarantee by such guarantor of obligations under any U.S. senior credit facility or under our 0.875% convertible notes, our senior floating rate notes or our 7.125% senior notes, as described under “— Guarantees.”
     A “U.S. senior credit facility” is one or more debt facilities providing for senior revolving credit loans, senior term loans and/or letters of credit to the company and/or one or more domestic subsidiaries, as borrower or borrowers and guarantors thereunder (including, without limitation, the U.S. Credit Agreement (as defined below)), as amended, amended and restated, supplemented, modified, refinanced, replaced or otherwise restructured, in whole or in part from time to time, including increasing the amount of available borrowings thereunder or adding other domestic subsidiaries as additional borrowers and/or guarantors thereunder, with respect to all or any portion of the indebtedness under such facilities or any successor or replacement facilities and whether with the same or any other agent, lender or group of lenders; provided, that no such debt facility that otherwise complies with the definition shall cease to be a U.S. senior credit facility solely as a result of a foreign subsidiary becoming a borrower or guarantor thereunder.
     The “U.S. Credit Agreement” is the Third Amended and Restated Credit Agreement, dated as of October 31, 2007, by and among General Cable Industries, Inc., as borrower, the company and certain other subsidiaries, as guarantors and/or additional borrowers, the lenders party thereto from time to time, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as sole lead arranger, swingline lender, administrative agent for the lenders and collateral agent and security trustee for the secured parties, National City Business Credit, Inc., as co-syndication agent, Wachovia Capital Finance Corporation, as co-syndication agent, Bank of America, N.A., as co-documentation agent, JPMorgan Chase Bank, N.A., as co-documentation agent, and Merrill Lynch Bank USA, as issuing bank, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith, as amended, amended and restated, supplemented or otherwise modified from time or time.
     The notes will bear cash interest at the rate of 1.00% per year. Interest on the notes will accrue from the most recent date to which interest has been paid or provided for, or if no interest has been paid, October 2, 2007. Interest will be payable semi-annually in arrears on April 15 and October 15 of each year, beginning on April 15, 2008, to holders of record at the close of business on the April 1 or the October 1 immediately preceding such interest payment date. Each payment of cash interest on the notes will include interest accrued for the period commencing on and including the immediately preceding interest payment date (or, if no interest has been paid, October 2, 2007) through the day before the applicable interest payment date (or fundamental change purchase date). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day, and no interest on such payment will accrue or be payable for the period from and after the date on which such payment is due to such next succeeding business day. Interest will be calculated using a 360-day year composed of twelve 30-day months. A “business day” is any weekday that is not a day on which banking institutions in The City of New York are authorized or obligated to close.
     Interest will cease to accrue on a note upon its maturity, conversion or purchase by us upon the occurrence of a fundamental change. We may not reissue a note that has matured or been converted, has been purchased by us or otherwise cancelled, except for registration of transfer, exchange or replacement of such note.
     Holders may, at their option, require us to purchase the notes for cash if we experience a fundamental change, as described under “— Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change.”
     Holders may convert their notes prior to maturity based on an initial conversion rate of 11.9142 shares per $1,000 principal amount of notes, which represents an initial conversion price of approximately $83.93 per share, only if the conditions for conversion are satisfied. See “— Conversion Rights.” Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The trustee is the initial conversion agent and registrar. No service charge will be made for any registration of transfer or conversion of notes. However, we may require the holder to pay any transfer tax or similar governmental charge payable as a result of any transfer or exchange to a person other than the holder.
Ranking
     The notes are our unsecured senior obligations and rank equally in right of payment with all of our existing and future unsubordinated indebtedness and senior to any future indebtedness that is expressly subordinated to the notes. The notes are effectively subordinated to our existing and any future secured indebtedness, including obligations under our senior secured credit facility, to the extent of the value of the assets securing such indebtedness and effectively subordinated to the indebtedness and other liabilities (including trade payables) of our non-guarantor subsidiaries.
     The Indenture does not limit the amount of additional indebtedness that we can create, incur, assume or guarantee, nor does the Indenture limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee. We are obligated to pay compensation to the trustee as agreed in writing and to indemnify the trustee against certain losses, liabilities or expenses incurred by it in connection with its duties relating to the notes. The trustee’s claims for such payments will generally be senior to those of the holders of the notes in respect of all funds collected or held by the trustee.
Guarantees
     The notes are guaranteed by each of our subsidiaries that is a borrower or a guarantor under any U.S. senior credit facility or under the senior notes.
     Each guarantee of the notes:
•	is a general unsecured obligation of the guarantor;

•	is equal in right of payment to all existing and future unsecured indebtedness of the guarantor;

•	is effectively subordinated to all secured indebtedness of such guarantor to the extent of the value of the assets securing such indebtedness; and

•	is senior in right of payment to any future indebtedness of the guarantor that is expressly subordinated to the guarantee of the guarantor.

     Not all of our subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, these non-guarantor subsidiaries will pay their debt and other obligations (including trade payables) before they will be able to distribute any of their assets to us. Our non-guarantor subsidiaries generated 52% of our consolidated net sales and 51% of our consolidated operating income during 2007. Our non-guarantor subsidiaries generated $106.3 million of our cash flows from operating activities during 2007, while we and our guarantor subsidiaries generated $125.4 million of cash flows from operating activities during 2007. As of December 31, 2007, our non-guarantor subsidiaries had outstanding $171.4 million of indebtedness and $202.6 million outstanding under our foreign accounts payable arrangements.
     The obligations of each guarantor under its guarantee will be limited as necessary, after giving effect to all other liabilities of such guarantors (including, without limitation, certain obligations under a U.S. senior credit facility) and after giving effect to the amount of any contribution received from any other guarantor pursuant to the contribution obligations in the Indenture, to prevent that guarantee from constituting a fraudulent conveyance under applicable law. For more details, see “Risk Factors — Risks Related to the Notes — Federal and state statutes allow courts, under certain circumstances, to void our subsidiaries’ guarantees of the notes under fraudulent transfer laws.”
     If any “Restricted Subsidiary,” as defined in the indentures governing the senior notes, referred to as a Restricted Subsidiary in this prospectus (including any Restricted Subsidiary formed or acquired after the date of the Indenture), shall become a borrower or guarantor under any U.S. senior credit facility or the senior notes, then such Restricted Subsidiary shall (i) execute and deliver to the trustee a supplemental indenture in form and substance satisfactory to the trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of our obligations under the notes and the Indenture on the terms set forth in the Indenture and (ii) deliver to the trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. If at any time the senior notes are not outstanding, all references to “Restricted Subsidiary” shall be changed to and deemed to be a reference to “subsidiary.”
     Notwithstanding the foregoing, any guarantee by a subsidiary will provide by its terms that it shall be automatically and unconditionally released and discharged:
     (1) upon any sale or other disposition of all or substantially all of the assets of such subsidiary (including by way of merger or consolidation or any sale of all of the capital stock of that subsidiary) to a person that is not an affiliate of the company; or
     (2) if such subsidiary ceases to be a borrower or guarantor under any U.S. senior credit facility or under any of the senior notes (other than by reason of a payment under a guarantee by any subsidiary).
Interest
General
     The notes will bear interest at a rate of 1.00% per year. We will pay interest semiannually in arrears in cash on April 15 and October 15 of each year, beginning on April 15, 2008, to the holders of record at the close of business on the preceding April 1 and October 1, respectively; provided, however, that accrued and unpaid interest payable upon a purchase by us upon a fundamental change will be paid to the person to whom principal is payable, unless the fundamental change purchase date is after a record date and on or prior to the related interest payment date, in which case accrued and unpaid interest to, but excluding, the fundamental change purchase date shall be paid on such interest payment date to the record holder as of the record date.
     In general, we will not pay accrued and unpaid interest on any notes that are surrendered for conversion. If a holder surrenders a note for conversion after the close of business on the record date for the payment of an installment of interest and before the related interest payment date, then, despite the conversion, we will, on the interest payment date, pay the interest due with respect to the note to the person who was the record holder of the note at the close of business on the record date. A holder who surrenders the note for conversion after the close of business on the record date must pay to the conversion agent upon surrender of the note an amount equal to the interest payable on such next succeeding interest payment date on the portion of the note being converted, provided that no such payment need be made:
•	in connection with a conversion following the regular record date preceding the maturity date;

•	if we have specified a fundamental change purchase date that is after a regular record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to the note.
     Except as provided below, we will pay interest on:
•	the global note to DTC in immediately available funds;

•	any certificated notes having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of those notes; and

•	any certificated notes having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds if requested by the holders of those notes.
     At maturity, interest on outstanding certificated notes will be payable at the office of the trustee as set forth in the Indenture. We will make payments of interest at maturity on outstanding global notes to DTC in immediately available funds.
Conversion Rights
General
     Holders may convert their notes prior to maturity based on an initial conversion rate of 11.9142 shares per $1,000 principal amount of notes, which represents an initial conversion price of approximately $83.93 per share, only if the conditions for conversion described below are satisfied. Holders who convert will receive cash and, if applicable, at our option as described below, shares of our common stock upon conversion. The conversion rate per $1,000 principal amount of notes in effect at any given time is referred to as the applicable conversion rate in this prospectus and will be subject to adjustment as described below. The “applicable conversion price” per share of common stock as of any given time is equal to $1,000 divided by the then applicable conversion rate, rounded to the nearest cent. A note for which a holder has delivered a fundamental change purchase notice, as described below, requiring us to purchase the note may be surrendered for conversion only if such notice is withdrawn in accordance with the Indenture. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.
     Upon conversion of any note, a holder will receive, for each $1,000 principal amount of notes surrendered for conversion:
•	cash in an amount equal to the lesser of (1) $1,000 and (2) the conversion value, as defined below; and

•	if the conversion value is greater than $1,000, a number of shares of our common stock, referred to as the remaining shares in this prospectus, equal to the sum of the daily share amounts, as defined below, for each of the 20 consecutive trading days in the conversion reference period, as defined below, appropriately adjusted to reflect events occurring during the conversion reference period that would result in a conversion rate adjustment, subject to our right to deliver cash in lieu of all or a portion of such remaining shares as described below.

     The “conversion value” means the average of the daily conversion values, as defined below, for each of the 20 consecutive trading days of the conversion reference period.
     The “daily conversion value” means, with respect to any trading day, the product of (1) the applicable conversion rate and (2) the volume weighted average price (as defined below) of our common stock on each such trading day; provided that after the consummation of a change of control in which the consideration is comprised entirely of cash, the amount used in clause (2) will be the cash price per share received by holders of our common stock in such change of control.
     The “conversion reference period” means:
•	for notes that are converted during the one month period prior to the maturity date of the notes, the 20 consecutive trading days preceding and ending on the maturity date, subject to any extension due to a market disruption event; and

•	in all other instances, the 20 consecutive trading days beginning on the third trading day following the conversion date.
     The “conversion date” with respect to a note means the date on which the holder of the note has complied with all requirements under the Indenture to convert such note.
     The “daily share amount” means, for each trading day during the conversion reference period and each $1,000 principal amount of notes surrendered for conversion, a number of shares (but in no event less than zero) determined by the following formula:
(volume weighted average price per share for such trading day × applicable conversion rate) — $1,000 volume weighted average price per share for such trading day × 20
     The “volume weighted average price” per share of our common stock on any trading day means such price as displayed on Bloomberg (or any successor service) page BGC ‘equity’ VAP in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of our common stock on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by us.
     A “trading day” is any day on which (i) there is no market disruption event (as defined below) and (ii) the New York Stock Exchange is open for trading, or, if our common stock is not listed on the New York Stock Exchange, any day on which the NASDAQ Global Market is open for trading, or, if our common stock is neither listed on the New York Stock Exchange nor quoted on the NASDAQ Global Market, any day on which the principal national securities exchange on which our common stock is listed is open for trading, or, if the common stock is not listed on a national securities exchange, any business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.
     A “market disruption event” means the occurrence or existence for more than one half hour period in the aggregate on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the New York Stock Exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.
     On any day prior to the first trading day of the applicable conversion reference period, we may specify a percentage of the daily share amount that will be settled in cash, referred to as the cash percentage in this prospectus. If we elect to specify a cash percentage, the amount of cash that we will deliver in respect of each trading day in the applicable conversion reference period will equal the product of: (1) the cash percentage; (2) the daily share amount for such trading day; and (3) the volume weighted average price of our common stock on such trading day (provided that after the consummation of a change of control in which the consideration is comprised entirely of cash, the amount used in this clause (3) will be the cash price per share received by holders of our common stock in such change of control). The number of shares deliverable in respect of each trading day in the applicable conversion reference period will be a percentage of the daily share amount equal to 100% minus the cash percentage. If we do not specify a cash percentage by the start of the applicable conversion reference period, we must settle 100% of the daily share amount for each trading day in the applicable conversion reference period with shares of our common stock; provided, however, that we will pay cash in lieu of fractional shares otherwise issuable upon conversion of such note.
     A holder of a note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the arithmetic average of the volume weighted average price of our common stock for each of the 20 consecutive trading days of the conversion reference period, rounding to the nearest whole cent.
     The conversion value, daily share amount and the number of shares, if any, to be issued upon conversion of the notes will be determined by us at the end of the conversion reference period. Upon conversion of a note, we will pay the cash and deliver the shares of common stock, as applicable, as promptly as practicable after the later of the conversion date and the date all calculations necessary to make such payment and delivery have been made, but in no event later than ten business days after the later of such dates.
     We may not have sufficient cash to pay, or may not be permitted to pay, the cash portion of the required consideration that we may need to pay if the notes are converted. If we do not have sufficient cash on hand at the time of conversion, we may have to borrow funds under our senior secured credit facility or raise additional funds through other debt or equity financing. Our ability to raise such financing will depend on prevailing market conditions and other factors, some of which are beyond our control. Further, we may not be able to raise such financing within the period required to satisfy our obligation to make timely payment upon any conversion. For more details, see “Risk Factors — Risks Related to the Notes — We may not be able to pay the cash portion of the conversion price pursuant to any conversion of the notes or the 0.875% convertible notes.”
     The ability to surrender notes for conversion will expire at the close of business on the business day immediately preceding the stated maturity date.
Conversion Based on Common Stock Price
     Holders may surrender notes for conversion on any business day in any calendar quarter commencing at any time after March 31, 2008, and only during such calendar quarter, if, as of the last day of the preceding calendar quarter, the closing price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding calendar quarter is more than 130% of the applicable conversion price per share of common stock on the last day of such preceding calendar quarter, referred to as the conversion trigger price in this prospectus.
     The “closing price” of our common stock on any trading day means the reported last sale price per share (or, if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such date reported by the New York Stock Exchange, or, if our common stock is not listed on the New York Stock Exchange, as reported by the NASDAQ Global Market, or, if our common stock is not quoted on the NASDAQ Global Market, as reported by the principal national securities exchange on which our common stock is listed, or otherwise as provided in the Indenture.
     The conversion trigger price immediately following issuance of the notes is $109.11, which is 130% of the initial conversion price per share of common stock. The foregoing conversion trigger price assumes that no events have occurred that would require an adjustment to the conversion rate as described under “— Conversion Procedures” below.
     The conversion agent will, on our behalf, determine at the beginning of each calendar quarter commencing at any time after March 31, 2008 whether the notes are convertible as a result of the price of our common stock and notify us and the trustee.

Conversion Based on Trading Price of Notes
     Holders may also surrender notes for conversion on any business day during the five business day period after any five consecutive trading day period in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the closing price of our common stock and the then applicable conversion rate, referred to as the trading price condition in this prospectus.
     The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $5,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three nationally recognized securities dealers we select, which may include the initial purchaser of the notes; provided, that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the closing price of our common stock and the then applicable conversion rate.
     In connection with any conversion upon satisfaction of the trading price condition, the trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of the notes provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the closing price of our common stock and the then applicable conversion rate. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of the notes is greater than 98% of the product of the closing price of our common stock and the then applicable conversion rate.
Conversion Upon Occurrence of Specified Corporate Transactions
Conversions Upon Certain Distributions
     If we elect to:
•	distribute to all holders of our common stock any rights entitling them to purchase, for a period expiring within 45 days of distribution, common stock, or securities convertible into common stock, at less than, or having a conversion price per share less than, the then current market price of our common stock; or

•	distribute to all holders of our common stock our assets, cash, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 15% of the closing price of our common stock on the trading day immediately preceding the declaration date for such distribution, we will notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution; provided, that if we distribute rights pursuant to a stockholder rights agreement, we will notify the holders of the notes on the business day after we are required to give notice generally to our stockholders pursuant to such stockholder rights agreement if such date is less than 20 days prior to the date of such distribution. Once we have given that notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. A holder may not convert its notes under this conversion provision upon the above specified distributions if the holder will otherwise participate in such distribution. The “ex-dividend” date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.

Conversions Upon Specified Events
     If we are party to any transaction or event (including, but not limited to, any consolidation, merger or binding share exchange, other than changes resulting from a subdivision or combination) pursuant to which all or substantially all shares of our common stock would be converted into cash, securities or other property, a holder may surrender notes for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until the earlier of 15 days after the actual date of such transaction or the date that we announce that such transaction will not take place. We will notify holders and the trustee as promptly as practicable following the date we publicly announce such transaction (but in no event less than 15 days prior to the effective date of such transaction or, if such transaction also constitutes a fundamental change, no later than the date we provide notice of the occurrence of the fundamental change).
     If such transaction also constitutes a fundamental change, the holder will be able to require us to purchase all or a portion of such holder’s notes as described under “— Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change.” In addition, if a transaction described in clause (1), (2) or (4) of the definition of “change of control” occurs, we will adjust the conversion rate for the notes tendered for conversion in connection with the fundamental change transaction, as described under “— Determination of Make Whole Premium.”
     Notwithstanding the foregoing, notes will not become convertible by reason of a merger, consolidation or other transaction effected with one of our direct or indirect subsidiaries for the purpose of changing our state of incorporation to any other state within the United States or the District of Columbia.
Conversion Upon a Fundamental Change
     We will notify the holders of notes and the trustee at least 15 days prior to the anticipated effective date of any fundamental change, as defined below under “— Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change,” that we know or reasonably should know will occur, referred to as a fundamental change conversion notice in this prospectus. If we do not know, or should not reasonably know, that a fundamental change will occur until a date that is within 15 days before the anticipated effective date of such fundamental change, we will notify the holders and the trustee promptly after we have knowledge of such fundamental change. Holders may surrender notes for conversion at any time beginning 15 days before the anticipated effective date of a fundamental change and until the trading day prior to the fundamental change purchase date.
Conversion at Maturity
     Holders may surrender notes for conversion at any time beginning on September 15, 2012 and ending at close of business on the business day immediately preceding the maturity date.
Conversion Procedures
     To convert a note, a holder must:
•	complete and manually sign a conversion notice, a form of which is on the back of the note, and deliver the conversion notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsements and transfer documents;

•	if required, pay funds equal to interest payable on the next interest payment date to which a holder is not entitled; and

•	if required, pay all transfer or similar taxes.

     On conversion of a note, a holder will receive the payment described under “— Conversion Rights” above. On conversion of a note, a holder will not receive, except as described below, any cash payment representing any accrued and unpaid interest. Instead, accrued and unpaid interest will be deemed paid by the consideration paid upon conversion. Delivery to the holder of the cash consideration and any remaining shares (or any cash in lieu thereof) upon conversion of such holder’s notes as described above under “— Conversion Rights,” together with any cash payment of such holder’s fractional shares, will thus be deemed:
•	to satisfy our obligation to pay the principal amount of a note; and

•	to satisfy our obligation to pay accrued and unpaid interest.
     As a result, accrued and unpaid interest is deemed paid in full rather than cancelled, extinguished or forfeited. Holders of notes surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business of such interest payment date will receive the semiannual interest payable on such notes on the corresponding interest payment date notwithstanding the conversion, and such notes upon surrender must be accompanied by funds equal to the amount of such payment; provided that no such payment need be made:
•	in connection with a conversion following the regular record date preceding the maturity date;

•	if we have specified a fundamental change purchase date that is after a regular record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.
     We will not be required to convert any notes that are surrendered for conversion without payment of interest as required by this paragraph.
     The conversion rate will not be adjusted for accrued and unpaid interest. For a discussion of the material U.S. federal income tax considerations with respect to a holder that receives cash consideration and any remaining shares (and any cash in lieu thereof), upon surrendering notes for conversion, see “Material U.S. Federal Income Tax Considerations.”
     We will adjust the conversion rate for certain events, including:
     (1) the issuance of our common stock as a dividend or distribution to holders of our common stock;
     (2) subdivisions and combinations of our common stock;
     (3) the distribution to all holders of our common stock of any rights entitling them to purchase, for a period expiring within 45 days of distribution, common stock, or securities convertible into common stock, at less than, or having a conversion price per share less than, the then current market price of our common stock;
     (4) the dividend or other distribution to all holders of our common stock of shares of our capital stock, other than common stock, or evidences of our indebtedness or our assets, including securities (but excluding any issuance of those rights referred to in clause (3) above, dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, liquidation, dissolution, winding up, sale or conveyance resulting in a change in the conversion consideration pursuant to the second succeeding paragraph, or dividends or distributions paid exclusively in cash for which adjustment is made pursuant to clause (5) below);

     (5) dividends or other distributions consisting exclusively of cash to all holders of our common stock; and
     (6) payments to holders in respect of a tender offer or exchange offer for our common stock by us or any of our subsidiaries to the extent that the cash and fair market value of any other consideration included in the payment per share exceeds the closing price of our common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer.
     In the event that we pay a dividend or make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted, unless we make an equivalent distribution to holders of notes, based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing prices of those securities for the ten trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the New York Stock Exchange, the NASDAQ Global Market or such other national or regional exchange or market on which the securities are then listed or quoted.
     In the case of the following events (each, a “business combination”):
•	any recapitalization, reclassification or change of our common stock, other than (a) a change in par value, or from par value to no par value, or from no par value to par value, or (b) as a result of a subdivision or combination;

•	any consolidation, merger or combination involving us;

•	any sale, lease or other transfer to a third party of all or substantially all of the consolidated assets of ours and our subsidiaries; or

•	any statutory share exchange;
in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert those notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such business combination had such notes been converted into our common stock immediately prior to such business combination, except that a holder will not receive any additional cash or shares of common stock that would have resulted from the adjustment to the conversion rate as described under “— Determination of Make Whole Premium” if such holder does not convert its notes “in connection with” the relevant fundamental change (as defined below under “— Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change”).
     In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such business combination, we will make adequate provision whereby the holders of the notes shall have a reasonable opportunity to determine the form of consideration into which all of the notes, treated as a single class, shall be convertible from and after the effective date of such business combination. Such determination shall be based on the weighted average of elections made by holders of the notes who participate in such determination, shall be subject to any limitations to which all of the holders of our common stock are subject, such as pro-rata reductions applicable to any portion of the consideration payable in such business combination and shall be conducted in such a manner as to be completed by the date which is the earlier of (a) the deadline for elections to be made by our stockholders, and (b) two trading days prior to the anticipated effective date. We will provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by holders of the notes (and the weighted average of elections), by issuing a press release, or providing other notice deemed appropriate by us, and by providing a copy of such notice to the trustee. In the event the effective date is delayed more than ten days beyond the initially anticipated effective date, holders of the notes shall be given the opportunity to make subsequent similar determinations in regard to such delayed effective date. We may not become a party to any such transaction unless its terms are materially consistent with the preceding. None of the foregoing provisions shall affect the right of a holder of notes to convert its notes prior to the effective date of the business combination.
     In addition, the Indenture provides that upon conversion of the notes, the holders of such notes will receive, to the extent that we deliver shares of common stock upon such conversion, the rights related to such common stock pursuant to any future shareholder rights plan, whether or not such rights have separated from the common stock at the time of such conversion. However, there will not be any adjustment to the conversion privilege or conversion rate as a result of:
•	the issuance of such rights;

•	the distribution of separate certificates representing such rights;

•	the exercise or redemption of such rights in accordance with any rights plan; or

•	the termination or invalidation of such rights.
     Notwithstanding the foregoing, if a holder of notes exercising its right of conversion after the distribution of rights pursuant to any rights plan in effect at the time of such conversion is not entitled to receive the rights that would otherwise be attributable, but for the date of conversion, to the shares of common stock to be received upon such conversion, if any, the conversion rate will be adjusted as though the rights were being distributed to holders of common stock on the date the rights become separable from such stock. If such an adjustment is made and such rights are later redeemed, invalidated or terminated, then a corresponding reversing adjustment will be made to the conversion rate on an equitable basis.
     The Indenture permits us to increase the conversion rate, to the extent permitted by law and subject to stockholder approval requirements, if any, of any relevant national securities exchange or automated dealer quotation system, for any period of at least 20 days. In that case we will give at least 15 days’ notice of such increase. We may also make such increase in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for U.S. federal income tax purposes.
     For U.S. federal income tax purposes, adjustments to the conversion rate, or failures to make certain adjustments, that have the effect of increasing the beneficial owners’ proportionate interests in our assets or earnings may in some circumstances result in a taxable deemed distribution to the beneficial owners. See “Material U.S. Federal Income Tax Considerations.” We will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and take them into account when determining subsequent adjustments. We will not make any adjustments if holders of notes are permitted to participate in the transactions described above in clauses (1) through (6) that would otherwise require adjustment to the conversion rate. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase our common stock or any such security.
     Upon determining that the holders are or will be entitled to convert their notes in accordance with these provisions, we will promptly issue a press release or otherwise publicly disclose this information and use our reasonable efforts to post such information on our website.
     Notwithstanding the foregoing, the conversion rate shall not exceed 15.1906 shares per $1,000 principal amount of notes, other than on account of adjustments to the conversion rate in the manner set forth in clauses (1) through (4) above under “— Conversion Rights — Conversion Procedures” above.

Determination of Make Whole Premium
     If a transaction described in clauses (1), (2) or (4) of the definition of change of control (as set forth under “— Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change”) occurs on or prior to the maturity date, and a holder elects to convert its notes in connection with such transaction, we will pay a make whole premium by increasing the applicable conversion rate for the notes surrendered for conversion if and as required below. A conversion of notes will be deemed for these purposes to be “in connection with” such a transaction if the notice of conversion is received by the conversion agent from and including the date that is 10 trading days prior to the effective date of such transaction and prior to and including the close of business on the business day prior to the fundamental change purchase date of such transaction as described under “— Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change.” Any make whole premium will have the effect of increasing the amount of any cash, securities or other assets otherwise due to the holders of notes upon conversion.
     Any increase in the applicable conversion rate will be determined by reference to the table below and is based on the date on which such fundamental change transaction becomes effective (the “effective date”) and the price (the “stock price”) paid, or deemed paid, per share of our common stock in such transaction, subject to adjustment as described below. If the holders of our common stock receive only cash in the fundamental change transaction, the stock price shall be the cash amount paid per share of common stock. Otherwise, the stock price shall be the average of the closing sale prices of our common stock for each of the ten consecutive trading days prior to, but excluding, the effective date.
     The following table sets forth the amount, if any, by which the applicable conversion rate will increase for each hypothetical stock price and effective date set forth below:
Make Whole Premium (Increase in Applicable Conversion Rate)

	Effective Date
Stock Price on	October 2,	October 15,	October 15,	October 15,	October 15,	October 15,
Effective Date	2007*	2008	2009	2010	2011	2012
$65.83	3.2764	3.2764	3.2764	3.2764	3.2764	3.2764
$70.00	2.8850	2.9371	2.9552	2.8939	2.6732	2.3715
$80.00	2.1654	2.1611	2.1124	1.9714	1.6417	0.5858
$90.00	1.6641	1.6272	1.5435	1.3685	1.0114	0.0000
$110.00	1.0376	0.9749	0.8709	0.6942	0.3957	0.0000
$130.00	0.6840	0.6182	0.5231	0.3756	0.1669	0.0000
$150.00	0.4692	0.4098	0.3292	0.2153	0.0776	0.0000
$170.00	0.3318	0.2807	0.2158	0.1294	0.0428	0.0000
$190.00	0.2401	0.1971	0.1453	0.0803	0.0270	0.0000
$210.00	0.1767	0.1406	0.0995	0.0512	0.0184	0.0000

*	The original issue date of the notes.
     The actual stock price and effective date may not be set forth in the table above, in which case:
•	If the actual stock price on the effective date is between two stock price amounts in the table or the actual effective date is between two effective dates in the table, the amount of the conversion rate adjustment will be determined by straight-line interpolation between the adjustment amounts set forth for the higher and lower stock price amounts and the two effective dates, as applicable, based on a 365-day year;

•	If the actual stock price on the effective date exceeds $210.00 per share of our common stock (subject to adjustment as described below), no adjustment to the conversion rate will be made; and

•	If the actual stock price on the effective date is less than $65.83 per share of our common stock (subject to adjustment as described below), no adjustment to the conversion rate will be made.

     The stock prices set forth in the first column of the table above will be adjusted as of any date on which the conversion rate of the notes is adjusted as set forth under “— Conversion Rights — Conversion Procedures” above. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The conversion rate adjustment amounts set forth in the table above will be adjusted in the same manner as the conversion rate as set forth above under “— Conversion Rights — Conversion Procedures,” other than by operation of an adjustment to the conversion rate by virtue of the make whole premium as described above.
     Notwithstanding the foregoing, the conversion rate shall not exceed 15.1906 shares per $1,000 principal amount of notes, other than on account of adjustments to the conversion rate in the manner set forth in clauses (1) through (4) above under “— Conversion Rights — Conversion Procedures” above.
     Our obligation to increase the conversion rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies and may not be enforceable.
Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change
     In the event of a fundamental change, as defined below, each holder of notes will have the right to require us to purchase for cash all of such holder’s notes, or any portion thereof in integral multiples of $1,000, on the date, referred as to the fundamental change purchase date in this prospectus, that is 30 business days after the later of the effective date of the fundamental change and the date we give notice of the fundamental change, at a purchase price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date. If such fundamental change purchase date is after a record date but prior to an interest payment date, however, then the interest payable on such date will be paid to the holder of record of the notes on the relevant regular record date.
     Within 30 days after we know or reasonably should know of the occurrence of a fundamental change, we are required to give notice to all holders of record of notes, as provided in the Indenture, stating among other things, the occurrence of a fundamental change and of their resulting purchase right, referred to as an issuer fundamental change notice in this prospectus. We must also deliver a copy of our notice to the trustee and the paying agent.
     In order to exercise the purchase right upon a fundamental change, a holder must deliver by the close of business on the business day prior to the fundamental change purchase date a “fundamental change purchase notice” stating, among other things:
•	if the notes are in certificated form, the certificate numbers of the holder’s notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the Indenture.
     If the notes are not in certificated form, a fundamental change purchase notice must comply with appropriate DTC procedures.
     A holder may withdraw any fundamental change purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. If a holder of notes delivers a fundamental change purchase notice, it may not thereafter surrender those notes for conversion unless the fundamental change purchase notice is withdrawn. The notice of withdrawal shall state:

•	the principal amount being withdrawn, which must be $1,000 or an integral multiple of $1,000;

•	if the notes are in certificated form, the certificate numbers of the notes being withdrawn; and

•	the principal amount, if any, of the notes that remains subject to the fundamental change purchase notice.
     If the notes are not in certificated form, a withdrawal notice must comply with appropriate DTC procedures.
     In connection with any purchase offer pursuant to a fundamental change purchase notice, we will, if required:
•	comply with the provisions of the tender offer rules under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act in this prospectus, that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.
     Payment of the fundamental change purchase price for a note for which a fundamental change purchase notice has been delivered by a holder and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsement, to the paying agent at any time after delivery of the fundamental change purchase notice. Payment of the fundamental change purchase price for the note will be made promptly following the later of the fundamental change purchase date or the time of delivery of the note, together with necessary endorsements.
     If the paying agent holds funds sufficient to pay the fundamental change purchase price of the note on, or the business day following, the fundamental change purchase date in accordance with the terms of the Indenture, then, immediately after the fundamental change purchase date, whether or not the note is delivered to the paying agent:
•	such note will cease to be outstanding;

•	interest on such note will cease to accrue; and

•	all rights of the holder of such note will terminate except the right to receive the fundamental change purchase price upon delivery of the note.
     A “fundamental change” will be deemed to occur upon a change of control or a termination of trading, each as defined below.
     A “change of control” will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred (whether or not approved by our board of directors):
     (1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of voting stock representing 50% or more of the total voting power of all our outstanding voting stock; or
     (2) we consolidate with, or merge with or into, another person (other than a wholly owned Restricted Subsidiary) or we and/or one or more of our Restricted Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our and the Restricted Subsidiaries’ assets (determined on a consolidated basis) to any person (other than us or a wholly owned Restricted Subsidiary), other than any such transaction where immediately after such transaction the person or persons that “beneficially owned” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) immediately prior to such transaction, directly or indirectly, voting stock representing a majority of the total voting power of all of our outstanding voting stock, “beneficially own or owns” (as so determined), directly or indirectly, voting stock representing a majority of the total voting power of the outstanding voting stock of the surviving or transferee person; or
     (3) during any consecutive two-year period, the continuing directors cease for any reason to constitute a majority of our board of directors; or
     (4) the adoption of a plan of liquidation or dissolution of the company.
     For purposes of this definition, “continuing directors” means, as of any date of determination, any member of our board of directors who was (a) a member of such board of directors on October 2, 2007 or (b) nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board at the time of such nomination or election.
     Notwithstanding the foregoing, it will not constitute a change of control if 100% of the consideration for our common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the change of control consists of common stock and any associated rights listed on a United States national securities exchange or quoted on a national automated dealer quotation system, or which will be so traded or quoted when issued or exchanged in connection with the change of control, and as a result of such transaction or transactions the notes become convertible solely into such common stock.
     A “termination of trading” is deemed to occur if our common stock (or other common stock into which the notes are then convertible) is not listed for trading on a United States national securities exchange, quoted on a national automated dealer quotation system, or approved for trading on an established automated over-the-counter trading market in the United States.
     Clause (2) of the definition of change of control includes a phrase relating to the conveyance, transfer, lease, or other disposition of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a conveyance, transfer, lease, or other disposition of less than all of our assets may be uncertain.
     In some circumstances, the fundamental change repurchase feature of the notes may make it more difficult to takeover, or discourage a takeover of, us and thus the removal of incumbent management. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is the result of negotiations between us and the initial purchaser of the notes.
     We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note purchased by us will be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.
     The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may materially adversely affect holders. Our ability to repurchase notes upon the occurrence of a fundamental change is subject to important limitations. We cannot assure holders that we would have the financial resources, or would be able to arrange financing, to pay the fundamental change purchase price for all the notes that might be delivered by holders of notes seeking to exercise the fundamental change purchase right. Furthermore, payment of the fundamental change purchase price may violate or may be limited by the terms of our existing or future indebtedness. Any failure by us to repurchase the notes when required would result in an event of default under the Indenture. Any such default may, in turn, cause a default under other indebtedness. See “Risk Factors — Risks Related to the Notes — We may be unable to purchase our convertible notes and our 2007 senior notes upon a fundamental change, which would cause defaults under the notes and our other debt agreements.”
Events of Default and Acceleration
     The following will be events of default under the Indenture:
•	default in the payment of any principal amount or fundamental change purchase price, including any make whole premium, due and payable, whether at the final maturity date, upon purchase, acceleration or otherwise;

•	default in the payment of any interest under the notes, which default continues for 60 days;

•	default in the delivery when due of all cash and any shares of common stock payable upon conversion with respect to the notes, which default continues for 15 days;

•	failure to provide an issuer fundamental change notice within the time required to provide such notice;

•	failure to comply with any of our other agreements in the notes or the Indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount of the notes then outstanding, and the failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice;

•	a default or defaults under the terms of one or more instruments evidencing or securing indebtedness of the company or any of the Restricted Subsidiaries having an outstanding principal amount of greater than $50,000,000 individually or in the aggregate, which default (A) is caused by a failure to pay at final maturity principal on such indebtedness within the applicable express grace period, (B) results in the acceleration of such indebtedness prior to its express final maturity or (C) results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such indebtedness;

•	a guarantee ceases to be in full force and effect or is declared to be null and void and unenforceable or a guarantee is found to be invalid or a guarantor denies its liability under its guarantee or gives notice to that effect (other than by reason of release of the guarantor in accordance with the terms of the Indenture); and

•	certain events of bankruptcy, insolvency or reorganization affecting us or any of our significant subsidiaries.
     If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal of the notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. Upon any such declaration, such principal, premium, if any, and interest shall become due and payable immediately. In the case of certain events of bankruptcy or insolvency relating to us or any significant subsidiary, the principal amount of the notes together with any accrued interest through the occurrence of such event shall automatically become and be immediately due and payable. Any declaration with respect to the notes may be rescinded or annulled by the holders of a majority in aggregate principal amount of the outstanding notes if all defaults and events of default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the Indenture, and certain other conditions specified in the Indenture are satisfied.

Consolidation, Mergers or Sales of Assets
     We shall not consolidate with or merge with or into (whether or not we are the surviving person) any other entity and we shall not, and shall not cause or permit any Restricted Subsidiary to, sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of our and the Restricted Subsidiaries’ assets (determined on a consolidated basis for us and the Restricted Subsidiaries) to any person in a single transaction or series of related transactions, unless:
     (1) either (A) we shall be the surviving person or (B) the surviving person (if other than us) shall be a corporation or limited liability company organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia, and shall, in any such case, expressly assume by a supplemental indenture, the due and punctual payment of the principal of, premium, if any, and interest on all the notes and the performance and observance of every covenant of the Indenture to be performed or observed on the part of the company; and
     (2) immediately thereafter, on a pro forma basis after giving effect to such transaction, no event of default shall have occurred and be continuing.
     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all the assets of one or more subsidiaries, the capital stock of which constitute all or substantially all of our assets, shall be deemed to be the transfer of all or substantially all our assets.
     There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a conveyance, transfer, lease or other disposition of less than all of our assets.
     Upon the assumption of our obligations by such corporation in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the Indenture. Although such transactions are permitted under the Indenture, certain of the foregoing transactions occurring could constitute a fundamental change of the company, permitting each holder to require us to purchase the notes of such holder or to convert their notes each as described above. An assumption of our obligations under the notes and the Indenture by such corporation might be deemed for U.S. federal income tax purposes to be an exchange of the notes for new notes by the beneficial owners thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the beneficial owner. You should consult your own tax advisors regarding the tax consequences of such an assumption.
Modification and Waiver
     We, the guarantors and the trustee may amend the Indenture or the notes with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding. However, the consent of the holder of each outstanding note affected is required to:
•	alter the manner of calculation or rate of accrual of interest on the note, reduce the rate of interest (including additional interest, if any) on the note, or change the time of payment of any installment of interest;

•	change the stated maturity of the note;

•	make the note payable in money or securities other than that stated in the note;

•	reduce the principal amount or fundamental change purchase price (including any make-whole premium payable) with respect to the note;

•	make any change that adversely affects the rights of a holder to convert the note in any material respect;

•	make any change that adversely affects the right to require us to purchase the note in any material respect;

•	change the provisions in the Indenture that relate to modifying or amending the Indenture or waiving any past defaults in the payment of principal, premium, if any, or interest on the notes;

•	cause the notes to be subordinate in right of payment to any of our other indebtedness, or to cause the guarantees to become subordinate in right of payment to any other indebtedness of the guarantors, other than with respect to the effective subordination of the notes to our senior secured credit facility (but only to the extent of the value of the assets securing such senior secured credit facility);

•	change our obligation to pay additional interest;

•	release any guarantor from any of its obligations under its guarantee or the Indenture otherwise than in accordance with the terms of the Indenture; or

•	impair the right to institute suit for the enforcement of any payment with respect to the note or with respect to conversion of the note.
     Without providing notice to or obtaining the consent of any holder of notes, we, the trustee and the guarantors may amend the Indenture:
•	to evidence a successor to us or any guarantor and the assumption by that successor of our or the guarantor’s obligations under the Indenture and the notes;

•	to add to our or a guarantor’s covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us or any guarantor;

•	to secure our or a guarantor’s obligations in respect of the notes, or to add or release a guarantor of the notes in accordance with the Indenture;

•	to evidence and provide the acceptance of the appointment of a successor trustee under the Indenture;

•	to comply with the requirements of the SEC in order to maintain qualification of the Indenture under the Trust Indenture Act of 1939, as amended, as contemplated by the Indenture or otherwise;

•	to provide for conversion rights of holders if any reclassification or change of common stock or any consolidation, merger or sale of all or substantially all of our property and assets occurs or otherwise comply with the provisions of the Indenture in the event of a merger, consolidation or transfer of assets;

•	to increase the conversion rate (a) in accordance with the terms of the notes or (b) provided that the increase will not adversely affect the interests of holders;

•	to cure any ambiguity, omission, defect or inconsistency in the Indenture;

•	to allow any guarantor to execute a supplemental indenture or guarantee;

•	to provide for uncertificated notes in addition to certificated notes;

•	to make any change that does not adversely affect the rights of the holders of the notes in any material respect; or

•	to conform the Indenture to the description of notes contained in the offering memorandum pursuant to which the notes were offered to the initial purchaser of the notes.
     The holders of a majority in aggregate principal amount of the outstanding notes may, on behalf of all the holders of all notes:
•	waive compliance by us or any guarantor with restrictive provisions of the Indenture, as detailed in the Indenture; or

•	waive any past default or event of default under the Indenture and its consequences, except a default or event of default in the payment of any amount due, or in the obligation to deliver common stock, with respect to any note, or in respect of any provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.
Discharge of the Indenture
     We may satisfy and discharge our obligations under the Indenture by delivering to the trustee for cancellation all outstanding notes or by depositing (or causing a guarantor to deposit) with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity or a fundamental change purchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the Indenture) sufficient to pay all amounts due under the outstanding notes and paying all other sums payable under the Indenture.
Calculations in Respect of Notes
     We are responsible for making all calculations called for under the notes, except for those necessary to determine if the notes are convertible based on the price of our common stock (which are made by the conversion agent on our behalf). See “— Conversion Rights — Conversion Based on Common Stock Price.” These calculations include, but are not limited to, determination of the average trading prices of the notes and of our common stock. We will make all these calculations in good faith and, absent manifest error, our calculations are final and binding on holders of notes. We will provide a schedule of our calculations to the trustee upon the trustee’s request and the trustee is entitled to conclusively rely upon the accuracy of our calculations without independent verification.
Governing Law
     The Indenture, the notes and the guarantees will be governed by, and construed in accordance with, the law of the State of New York.
Information Concerning the Trustee
     U.S. Bank National Association is the trustee, registrar, paying agent and conversion agent under the Indenture for the notes.
Global Notes; Book-Entry Form
     We issued the notes in the form of one or more global securities. The global security was deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except in limited circumstances as set forth in the Indenture, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You will hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form, referred to as certificated securities in this prospectus, will be issued only in limited circumstances described below.

     DTC has advised us that it is:
•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
     DTC was created to hold securities of institutions that have accounts with DTC, referred to as participants in this prospectus, and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchaser of the notes, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies, referred to as indirect participants in this prospectus, that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.
     We expect that pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants.
     The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.
     Owners of beneficial interests in global securities who desire to convert their interests should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut off times, for submitting requests for conversion. So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the Indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC and the applicable procedures of its participants and indirect participants.
     Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners through such participants to take such action or would otherwise take such action upon the instructions of beneficial owners owning through them.
     We will make payments of principal, premium, if any, and interest (including additional interest, if any) on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest (including additional interest, if any) on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.
     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.
     DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant has or participants have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants. Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.
Registration Rights
     We and the guarantors entered into a registration rights agreement with the initial purchaser of the notes, pursuant to which we and the guarantors agreed to use our commercially reasonable efforts to keep this registration statement effective until the earliest of: (1) the sale pursuant to this registration statement of the notes and all of the shares of common stock issuable upon conversion of the notes; (2) the date when the holders, other than holders that are our “affiliates,” of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or any successor rule thereto or otherwise; and (3) October 2, 2009.
     We will provide to each registered holder copies of this prospectus and take certain other actions as are required to permit unrestricted resales of the notes and the common stock issuable upon conversion of the notes. A holder who sells its securities pursuant to this registration statement is required to be named as a selling securityholder in this prospectus and to deliver a prospectus to purchasers and is bound by the provisions of the registration rights agreement, which are applicable to that holder, including certain indemnification provisions.
     We are permitted to suspend the use of this prospectus if our management determines to do so for valid business reasons, including circumstances relating to pending corporate developments and similar events or public filings with the SEC for a period not to exceed 60 days in any three-month period and not to exceed an aggregate of 120 days in any twelve-month period. We need not specify the nature of the event giving rise to a suspension in any notice of a suspension provided to the holders.
     If:
     (a) this registration statement has not become effective within 240 days after making such filing;
     (b) this registration statement shall cease to be effective or fail to be usable, except as permitted in the preceding paragraph, without being succeeded within seven business days by a post-effective amendment or a report filed with the SEC pursuant to the Exchange Act that cures the failure of this registration statement to be effective or usable; or
     (c) this prospectus has been suspended as described in the preceding paragraph longer than the period permitted by such paragraph, each a “registration default,” additional interest will accrue on the notes, from and including the day following the registration default to, but excluding, the day on which the registration default has been cured. Additional interest will be paid semi-annually in arrears, with the interest payment due on the first interest payment date following the date on which such additional interest began to accrue, and will accrue at an additional rate per year equal to:
•	0.25% of the principal amount of the notes to and including the 90th day following such registration default; and

•	0.50% of the principal amount of the notes from and after the 91st day following such registration default.
     In no event will additional interest accrue after October 2, 2009 or at a rate per year exceeding 0.50% of the issue price of the notes. We will have no other liabilities for monetary damages with respect to any registration default. If a holder has converted some or all of its notes into common stock, the holder will not be entitled to receive any additional interest with respect to such common stock or the principal amount of the notes converted.
     This summary of the registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all of the provisions of the registration rights agreement.

DESCRIPTION OF CAPITAL STOCK
Authorized Capital Stock
     Our authorized capital stock consists of 200,000,000 shares of common stock, $0.01 par value per share, and 25,000,000 shares of preferred stock, $0.01 par value per share, of which 2,070,000 shares have been designated as Series A preferred stock. As of December 31, 2007, there were approximately 52.4 million shares of common stock outstanding (net of treasury shares) held of record by approximately 1,889 stockholders. As of December 31, 2007, there were 101,949 shares of Series A preferred stock outstanding held of record by one stockholder. The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated by-laws are only summaries, and we encourage you to review complete copies of our amended and restated certificate of incorporation and amended and restated by-laws, which we have filed previously with the SEC. See “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.”
Common Stock
     Holders of our common stock are entitled to receive, as, when and if declared by our board of directors, dividends and other distributions in cash, stock or property from our assets or funds legally available for those purposes subject to any dividend preferences that may be attributable to preferred stock, if any. Holders of common stock are entitled to one vote for each share held of record on all matters on which stockholders may vote. Holders of common stock are not entitled to cumulative voting for the election of directors. There are no preemptive, conversion, redemption or sinking fund provisions applicable to our common stock. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets available for distribution, subject to any prior rights of any holders of preferred stock, if any, then outstanding.
Preferred Stock
     Our amended and restated certificate of incorporation authorizes our board of directors, without any vote or action by the holders of common stock, to issue up to 25,000,000 shares of preferred stock from time to time in one or more series. Our board of directors is authorized to determine the number of shares and designation of any additional series of preferred stock and the dividend rights, dividend rate, conversion rights and terms, voting rights, redemption rights and terms, liquidation preferences, sinking fund terms and other rights, preferences, privileges and restrictions of any series of preferred stock. Issuances of preferred stock would be subject to the applicable rules of the New York Stock Exchange or other organizations on whose systems the preferred stock may then be quoted or listed. Depending upon the terms of preferred stock established by our board of directors, any or all series of preferred stock could have preferences over the common stock with respect to dividends and other distributions and upon liquidation. Issuance of any such shares with voting powers, or issuance of additional shares of common stock, would dilute the voting power of the outstanding common stock.
     We believe that the availability of our preferred stock, in each case issuable in series, and additional shares of common stock could facilitate certain financings and acquisitions and provide a means for meeting other corporate needs which might arise. The authorized shares of our preferred stock, as well as authorized but unissued shares of common stock will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange on which any series of our capital stock may then be listed.
     These provisions give our board of directors the power to approve the issuance of a series of preferred stock, or an additional series of common stock, that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares of preferred stock might impede a business combination if the terms of those shares include voting rights which would enable a holder to block business combinations. Also, the issuance of new shares might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied.

Series A Preferred Stock
Ranking
     The Series A preferred stock ranks senior to all of our “junior stock,” which is our common stock, and each other class or series of our capital stock that has terms which do not expressly provide that such class or series will rank senior to or on parity with the Series A preferred stock.
Dividends
     Dividends accrue on the Series A preferred stock at the rate of 5.75% per year and are payable quarterly in arrears on February 24, May 24, August 24 and November 24 of each year, starting on February 24, 2004. Dividends are payable in cash, shares of our common stock, or a combination of cash and common stock. If we do not pay a dividend on a dividend payment date, then, until all accumulated dividends have been declared and paid or declared and set apart for payment, we may not take any of the following actions with respect to any of our junior stock:
•	declare or pay any dividend or make any distribution of assets on any junior stock, except that we may pay dividends in shares of our junior stock and pay cash in lieu of fractional shares in connection with any such dividend; or

•	subject to certain exceptions, redeem, purchase or otherwise acquire any junior stock.
Liquidation Preference
     Upon our voluntary or involuntary liquidation, dissolution or winding-up, each holder of shares of Series A preferred stock will be entitled to payment, out of our assets legally available for distribution, of an amount equal to the liquidation preference, initially $50.00 per share, plus an amount equal to all accrued and unpaid and accumulated dividends on those shares to, but excluding, the date of liquidation, dissolution or winding-up, before any distribution is made on any junior stock, including our common stock. If the amounts payable with respect to shares of Series A preferred stock and all other parity stock are not paid in full, the holders of shares of Series A preferred stock and the holders of the parity stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and the amount equal to all accrued and unpaid and accumulated dividends to which each such holder is entitled. Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of our property or assets nor our consolidation, merger or amalgamation with or into any other entity, or the consolidation, merger or amalgamation of any other entity with or into us will be deemed to be our voluntary or involuntary liquidation, dissolution or winding-up.
Voting Rights
     Holders of the Series A preferred stock are not entitled to any voting rights except as required by law and as set forth in this section. So long as any shares of Series A preferred stock remain outstanding, we shall not, without the consent of the holders of at least two-thirds of the shares of Series A preferred stock outstanding at the time:
•	issue shares of or increase the authorized number of shares of any senior stock; or

•	amend our amended and restated certificate of incorporation or the resolutions contained in the certificate of designations, whether by merger, consolidation or otherwise, if the amendment would alter or change any power, preference or special right of the outstanding Series A preferred stock in any manner materially adverse to the interests of the holders thereof.
     Notwithstanding the foregoing, any increase in the authorized number of shares of common stock or Series A preferred stock or the authorization and issuance of junior stock or other parity stock, including those with voting or redemption rights that are different than the voting or redemption rights of the Series A preferred stock, shall not be deemed to be an amendment that alters or changes such powers, preferences or special rights in any manner materially adverse to the interests of the holders of the Series A preferred stock.
     If and whenever six full quarterly dividends, whether or not consecutive, payable on the Series A preferred stock are not paid, the number of directors constituting our board of directors will be increased by two and the holders of the Series A preferred stock, voting together as a single class, will be entitled to elect those additional directors. In the event of such a non-payment, any holder of the Series A preferred stock may request that we call a special meeting of the holders of Series A preferred stock for the purpose of electing the additional directors and we must call such meeting within 20 days of request. If we fail to call such a meeting upon request, then any holder of Series A preferred stock can call such a meeting. If all accumulated dividends on the Series A preferred stock have been paid in full and dividends for the current quarterly dividend period have been paid, the holders of our Series A preferred stock will no longer have the right to vote on directors and the term of office of each director so elected will terminate and the number of our directors will, without further action, be reduced by two.
     In any case where the holders of our Series A preferred stock are entitled to vote, each holder of our Series A preferred stock will be entitled to one vote for each share of Series A preferred stock.
Number of Directors; Removal; Vacancies
     The amended and restated certificate of incorporation and the amended and restated by-laws provide that the number of directors shall not be less than three nor more than nine and shall be determined from time to time exclusively by a vote of a majority of our board of directors then in office. The amended and restated certificate of incorporation also provides that our board of directors shall have the exclusive right to fill vacancies, including vacancies created by expansion of our board of directors. Furthermore, except as may be provided in a resolution or resolutions of our board of directors providing for any class or series of preferred stock with respect to any directors elected by the holders of such class or series, directors may be removed by our stockholders only for cause and only by the affirmative vote of at least 66 2/3% of the voting power of all of the shares of our capital stock then entitled to vote generally in the election of directors, voting together as a single class. These provisions, in conjunction with the provision of the amended and restated certificate of incorporation authorizing our board of directors to fill vacant directorships, could prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.
     Under our amended and restated certificate of incorporation, our board of directors is divided into three classes serving staggered three-year terms. Each class is to be as nearly equal in number as reasonably possible. The initial term of office of Class I directors expired at our 1998 annual meeting of stockholders, the initial term of Class II directors expired at our 1999 annual meeting of stockholders, and the initial term of Class III directors expired at our 2000 annual meeting of stockholders. Directors elected to succeed directors whose terms have expired have a term of office lasting three years and until their successors are elected and qualified or until their earlier resignation or removal.
No Stockholder Action by Written Consent; Special Meetings
     The amended and restated certificate of incorporation provides that, except as may be provided in a resolution or resolutions of our board of directors providing for any class or series of preferred stock, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The amended and restated certificate of incorporation also provides that special meetings of the stockholders can only be called pursuant to a resolution approved by a majority of our board of directors then in office. Stockholders are not permitted to call a special meeting of stockholders.
Advance Notice for Raising Business or Making Nominations at Meetings
     The amended and restated by-laws establish an advance notice procedure for stockholder proposals to be brought before a meeting of our stockholders and for nominations by stockholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, including, without limitation, Rule 14a-8 under the Exchange Act, only such business may be conducted at a meeting of stockholders as has been brought before the meeting by, or at the direction of, our board of directors, or by a stockholder who has given to our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. Only persons who are nominated by, or at the direction of, our board of directors, or who are nominated by a stockholder who has given timely written notice, in proper form, to our Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors.
     To be timely, notice of nominations or other business to be brought before an annual meeting must be received by our Secretary at our principal executive offices no later than 60 days prior to the date of such annual meeting. Similarly, notice of nominations or other business to be brought before a special meeting must be delivered to our Secretary at the principal executive office no later than the close of business on the 15th day following the day on which notice of the date of a special meeting of stockholders was given. The notice of any nomination for election as a director must set forth:
•	the name, date of birth, business and residence address of the person or persons to be nominated;

•	the business experience during the past five years of such person or persons;

•	whether such person or persons are or have ever been at any time directors, officers or owners of 5% or more of any class of capital stock, partnership interest or other equity interest of any corporation, partnership or other entity;

•	any directorships held by such person or persons in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended;

•	whether, in the last five years such person or persons are or have been convicted in a criminal proceeding or have been subject to a judgment, order, finding or decree of any federal, state or other governmental entity, concerning any violation of federal, state or other law, or any proceeding in bankruptcy, which conviction, order, finding, decree or proceeding may be material to an evaluation of the ability or integrity of the nominee; and

•	the consent of each such person to be named in a proxy statement as a nominee and to serve as a director if elected.
     The person submitting the notice of nomination, and any person acting in concert with such person, must provide their names and business addresses, the name and address under which they appear on our books (if they so appear), and the class and number of shares of our capital stock that are beneficially owned by them.
Amendments to Amended and Restated By-Laws
     The amended and restated certificate of incorporation provides that our board of directors or the holders of at least 66 2/3% of the voting power of all shares of our capital stock then entitled to vote generally in the election of directors, voting together as a single class, have the power to amend or repeal our amended and restated by-laws.
Amendment of the Amended and Restated Certificate of Incorporation
     Any proposal to amend, alter, change or repeal any provision of the amended and restated certificate of incorporation, except as may be provided in a resolution or resolutions of our board of directors providing for any class or series of preferred stock and which relate to such class or series of preferred stock, requires approval by the affirmative vote of both a majority of the members of our board of directors then in office and a majority vote of the voting power of all of the shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding the foregoing, any proposal to amend, alter, change or repeal the provisions of the amended and restated certificate of incorporation relating to:
•	the classification of our board of directors;

•	the removal of directors;

•	the prohibition of stockholder action by written consent or stockholder calls for special meetings;

•	the amendment of amended and restated by-laws; or

•	the amendment of the amended and restated certificate of incorporation requires approval by the affirmative vote of 66 2/3% of the voting power of all of the shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.
Delaware Business Combination Statute
     Certain provisions in our amended and restated certificate of incorporation and amended and restated by-laws and of Delaware law could make it harder for someone to acquire us through a tender offer, proxy contest or otherwise. We are governed by the provisions of Section 203 of the Delaware General Corporation Law, which defines a person who owns (or within three years, did own) 15% or more of a company’s voting stock as an “interested stockholder.” Section 203 prohibits a public Delaware corporation from engaging in a business combination with an interested stockholder for a period commencing three years from the date in which the person became an interested stockholder, unless:
•	the board of directors approved the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation (excluding shares owned by officers, directors, or certain employee stock purchase plans); or

•	at or subsequent to the time the transaction is approved by the board of directors, there is an affirmative vote of at least 66 2/3% of the outstanding voting stock approving the transaction.
     Section 203 could prohibit or delay mergers or other takeover attempts against us, and accordingly, may discourage attempts to acquire us through a tender offer, proxy contest or otherwise.
Transfer Agent and Registrar
     The transfer agent and registrar for our common stock and our Series A preferred stock is National City Bank.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
     The following is a summary of certain material U.S. federal income tax considerations (and, to the extent set forth below, certain U.S. federal estate tax considerations for non-U.S. holders, as defined below) relating to the ownership, conversion and disposition of the notes and the ownership and disposition of common stock into which the notes may be converted but does not purport to be a complete analysis of all the potential U.S. federal income tax considerations relating thereto. This summary is based upon the provisions of the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect or in existence as of the date of this prospectus and all of which may at any time be repealed, revoked or modified or subject to differing interpretations so as to result in U.S. federal income or estate tax consequences different from those set forth below, possibly with retroactive effect. We have not sought, nor do we intend to seek, any ruling from the Internal Revenue Service, referred to as the IRS in this prospectus, with respect to the statements made and the conclusions reached in the following summary. Accordingly, we can provide no assurance that the IRS will agree with such statements and conclusions or, if the IRS were to challenge any such statements or conclusions, that a court would not agree with the IRS.
     Except as otherwise provided below, this summary applies only to beneficial owners of the notes that purchase the notes on original issuance at their initial offering price, which is assumed to be equal to $1,000 per note, for cash and that hold the notes and any common stock into which the notes are converted as capital assets (generally, property held for investment purposes). This summary also does not address the tax considerations arising under the laws of any U.S. state or local or non-U.S. jurisdiction or, except as discussed below, any U.S. federal estate or gift tax rules. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special U.S. federal income tax rules, including, without limitation:
•	banks, insurance companies or other financial institutions;

•	controlled foreign corporations, passive foreign investment companies, regulated investment companies and real estate investment trusts and shareholders of such entities that hold the notes;

•	persons subject to the alternative minimum tax;

•	entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

•	dealers and traders in securities or currencies;

•	foreign persons or entities, except to the extent specifically set forth below;

•	S corporations, partnerships and other pass-through entities, including entities and arrangements classified as partnerships for U.S. federal income tax purposes, and beneficial owners of such entities that hold the notes;

•	certain former citizens or long-term residents of the United States;

•	U.S. holders, as defined below, whose functional currency is not the U.S. dollar; and

•	persons holding notes as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security.
     If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds notes or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes or shares of common stock, you should consult your tax advisors.

     If you are considering ownership of notes and the shares of common stock into which the notes may be converted, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.
     As used herein, the term “U.S. holder” means a beneficial owner of notes or shares of common stock that is, for U.S. federal income tax purposes,
•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.
     A “non-U.S. holder” is a beneficial owner of notes or shares of common stock (other than a partnership) that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax or, in certain circumstances, individuals who are U.S. expatriates. Such entities and individuals should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.
ANY DISCUSSION OF U.S. TAX ISSUES SET FORTH IN THIS PROSPECTUS WAS WRITTEN IN CONNECTION WITH THE PROMOTION AND MARKETING OF THE TRANSACTIONS DESCRIBED IN THIS PROSPECTUS. SUCH DISCUSSION WAS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, BY ANY PERSON FOR THE PURPOSE OF AVOIDING ANY TAX PENALTIES THAT MAY BE IMPOSED ON SUCH PERSON. EACH INVESTOR SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
Consequences to U.S. Holders
      Payments of Interest
     The notes were issued for an amount equal to the principal amount. In such case, interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your usual method of accounting for U.S. federal income tax purposes.
      Additional Payments
     We may be required to pay additional amounts to you in certain circumstances described above under the headings “Description of Notes — Registration Rights.” We intend to take the position, and this discussion assumes, that the notes will not be treated as contingent payment debt instruments due to the possibility of such additional amounts. Assuming our position is respected, a U.S. holder would be required to include in gross income such additional amounts as interest income at the time such amounts are received or accrued, in accordance with such U.S. holder’s regular method of accounting for U.S. federal income tax purposes. Our determination that the notes are not contingent payment debt instruments is binding on U.S. holders unless they disclose their contrary positions to the IRS in the manner required by applicable Treasury regulations. Our determination that the notes are not contingent payment debt instruments is not binding on the IRS. If the IRS were successfully to challenge our determination and the notes were treated as contingent payment debt instruments, U.S. holders would be required, among other things, to accrue interest income at a rate higher than the stated interest rate on the notes, treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a note, and treat the entire amount of recognized gain upon a conversion of notes as taxable.
      Sale, Exchange, Redemption or other Disposition of Notes
     Except as provided below under “— Conversion of Notes,” you will generally recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note equal to the difference between the amount realized upon the sale, exchange, redemption or other taxable disposition and your adjusted tax basis in the note. Your adjusted tax basis in a note will generally be equal to the amount you paid for the note. For these purposes, the amount realized does not include any amount attributable to accrued interest, which amount would be treated as interest as described under “— Payments of Interest” above. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If you are an individual (or are one of certain other non-corporate U.S. holders) and have held the note for more than one year, such capital gain will be subject to reduced rates of taxation, which rates currently are scheduled to increase on January 1, 2011. Your ability to deduct capital losses may be limited. For purposes of this section, a “redemption” includes our obligation to purchase the notes for cash at the option of holders upon a fundamental change.
      Conversion of Notes
     The tax treatment of a conversion of a note into cash and common stock is uncertain and U.S. holders should consult their tax advisors regarding the consequences of such a conversion. If you convert your notes into a combination of cash and common stock, we intend to take the position that the notes are securities for U.S. federal income tax purposes and that, as a result, the conversion will be treated as a recapitalization.
     Under such treatment, you will realize gain, but not loss, equal to the excess, if any, of the fair market value of the common stock and cash received (except to the extent of amounts received with respect to accrued but unpaid interest, which will be treated as such, and cash received in lieu of a fractional share) over your adjusted tax basis in the note (other than basis that is allocable to a fractional share), but in no event will the amount of gain recognized exceed the amount of such cash received (excluding amounts received with respect to accrued but unpaid interest and cash received in lieu of a fractional share). You will recognize gain or loss on the receipt of cash in lieu of a fractional share in an amount equal to the difference between the amount of cash you receive in respect of the fractional share and the portion of your adjusted tax basis in the note that is allocable to the fractional share. The aggregate tax basis of the shares of common stock received upon a conversion, other than any shares of common stock received with respect to accrued but unpaid interest, will equal the adjusted tax basis of the note that was converted (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received with respect to accrued, but unpaid, interest or in lieu of a fractional share) and increased by the amount of gain, if any, recognized (other than with respect to a fractional share or cash received with respect to accrued but unpaid interest). Your holding period for these shares of common stock will include the period during which you held the notes. The tax basis of any shares of common stock received with respect to accrued but unpaid interest upon conversion will equal the then-current fair market value of that common stock. Your holding period for these shares of common stock will commence on the day after receipt.
     Alternatively, there is a possibility that the conversion of your notes for a combination of common stock and cash could be treated as a partial taxable sale of the note and a partial tax-free conversion of the note. In such a case, the cash payment generally would be treated as proceeds from the sale of a portion of a note and taxed in the manner described in “— Sale, Exchange, Redemption or other Taxable Disposition of Notes” above (or in the case of cash received in lieu of a fractional share, taxed as a disposition of a fractional share), and the common stock received would be treated as received upon a conversion of the note, which generally would not be taxable to you except to the extent of any common stock received with respect to accrued, but unpaid, interest, which will be treated as such to the extent not previously included in income. Your adjusted tax basis in the note generally would be allocated pro rata among the common stock received, any fractional share that is sold for cash and the portion of the note that is treated as sold for cash. The holding period for the common stock received in the conversion would include the holding period for the notes.

     If you receive solely cash in exchange for your notes upon conversion, your gain or loss will be determined in the same manner as if you disposed of the note in a taxable disposition (as described above under “— Sale, Exchange, Redemption or other Taxable Disposition of Notes”).
      Constructive Distributions
     The conversion rate of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received a distribution even though you have not received any cash or property as a result of such adjustments. If, upon conversion in connection with a fundamental change, a holder receives a make whole premium, such change in conversion rate may be treated as a purchase price adjustment, and not result in a deemed distribution. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to you would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.
      Dividends
     Distributions, if any, made on our common stock received upon conversion of a note generally will be included in your income as ordinary dividend income to the extent of our current and accumulated earnings and profits. With respect to individuals, for taxable years beginning before January 1, 2011, such dividends are generally taxed at the lower applicable long-term capital gains rates provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of your adjusted tax basis in the common stock (with a corresponding decrease in your adjusted basis) and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.
      Sale, Exchange, Redemption or other Taxable Disposition of Common Stock
     Upon the sale, taxable exchange, certain redemptions or other taxable disposition of our common stock, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) your adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by individuals will generally be subject to a reduced rate of U.S. federal income tax, which rate currently is scheduled to increase on January 1, 2011. The deductibility of capital losses is subject to limitations.
      Possible Effect of the Change in Conversion Consideration After a Business Combination
     In the event that we undergo a business combination as described under “Description of Notes — Conversion Rights — Conversion Procedures,” the conversion obligation may be adjusted so that you would be entitled to convert the notes into the type of consideration that you would have been entitled to receive upon the occurrence of such business combination had the notes been converted into our common stock immediately prior to the occurrence of such business combination, except that you will not be entitled to receive a make whole premium unless such notes are converted in connection with the relevant fundamental change. Depending on the circumstances, such an adjustment could result in a deemed taxable exchange to a holder and a modified note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss.

      Information Reporting and Backup Withholding
     Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to you, unless you are an exempt recipient, such as a corporation. Backup withholding of U.S. federal income tax will apply to those payments if you fail to provide your taxpayer identification number or otherwise fail to comply with applicable requirements to establish an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished timely to the IRS.
Consequences to Non-U.S. Holders
      Payments of Interest
     The 30% U.S. federal withholding tax will not be applied to any payment to you of interest, provided that:
•	interest paid on the note is not effectively connected with your conduct of a trade or business in the United States (or, if the interest is effectively connected with a trade or business in the United States and if required by an applicable income tax treaty, is not attributable to a U.S. permanent establishment);

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	you are not a controlled foreign corporation that is related to us (actually or constructively) through stock;

•	you are not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

•	you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN (or other applicable form)) or you hold your notes through certain non-U.S. intermediaries or certain non-U.S. partnerships, and you and they satisfy the certification requirements of applicable Treasury regulations.
Special certification rules apply to non-U.S. holders that are pass-through entities.
     If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to the 30% U.S. federal withholding tax because it is effectively connected with your conduct of a trade or business in the United States. If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then (although you will be exempt from the 30% U.S. federal withholding tax provided the certification requirements discussed above are satisfied) you will generally be subject to U.S. federal income tax on that interest on a net income basis at graduated rates in the same manner as if you were a U.S. holder. In addition, if you are a non-U.S. corporation, you may be subject to a branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

      Dividends and Constructive Distributions
     Any dividends paid to you with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “— Consequences to U.S. Holders — Constructive Distributions” above) will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. In the case of any deemed dividend, because no cash is actually paid to you, it is possible that the U.S. federal income tax on this dividend would be withheld from interest, shares of common stock or sales proceeds subsequently paid or credited to you. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the U.S. federal withholding tax, but instead are subject to U.S. federal income tax on a net income basis in a similar manner as if you were a U.S. holder at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a non-U.S. corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.
     A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
      Sale, Exchange, Redemption, Conversion or other Taxable Disposition of Notes or Shares of Common Stock
     Gain on the sale, exchange, redemption or other taxable disposition of a note, as well as upon the conversion of a note into cash or into a combination of cash and stock, or common stock will not be subject to U.S. federal income tax unless:
•	that gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	you are an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes during the shorter of your holding period or the 5-year period ending on the date of disposition of the notes or common stock, as the case may be.
     If you are an individual described in the first bullet point above, you will be subject to U.S. federal income tax on the net gain derived from the sale, exchange, redemption, conversion or other taxable disposition at graduated rates in a similar manner as if you were a U.S. holder. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption, conversion or other taxable disposition, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States.
     If you are a non-U.S. corporation that falls under the first bullet point above, you will be subject to U.S. federal income tax on your net gain generally in the same manner as if you were a U.S. holder and, in addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits, or at such lower rate as may be specified by an applicable income tax treaty.
     We believe that we are not and do not anticipate becoming a USRPHC for U.S. federal income tax purposes.

     Any common stock or cash that you receive on the sale, exchange, redemption, conversion or other disposition of a note which is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “— Consequences to Non-U.S. Holders — Payments of Interest.”
      Information Reporting and Backup Withholding
     Generally, we must report annually to the IRS and to you the amount of interest and dividends paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.
     In general, you will not be subject to backup withholding with respect to payments of interest or dividends that we make to you, provided the statement described above in the last bullet point under “— Consequences to Non-U.S. Holders — Payments of Interest” has been received (and we do not have actual knowledge or reason to know that you are a U.S. person that is not an exempt recipient as those terms are defined in the Code).
     In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received (and we do not have actual knowledge or reason to know that you are a U.S. person that is not an exempt recipient as those terms are defined in the Code) or you otherwise establish an exemption.
     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished timely to the IRS.
      U.S. Federal Estate Tax
     If you are a non-U.S. holder and also are not a resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of your death, the U.S. federal estate tax will not apply to notes owned by you at the time of your death, provided that (1) at the time of your death you do not, directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury regulations thereunder and (2) interest on the notes would not have been, if received at the time of your death, effectively connected with your conduct of a trade or business in the United States. However, shares of our common stock held by you at the time of your death will be included in your gross estate for U.S. federal estate tax purposes, unless an applicable U.S. estate tax treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

SELLING SECURITYHOLDERS
     The notes were originally issued by us to Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial purchaser, in a transaction exempt from the registration requirements of the Securities Act and were immediately resold by the initial purchaser to persons reasonably believed by the initial purchaser to be “qualified institutional buyers” as defined by Rule 144A under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and the shares of common stock issued upon conversion of the notes. When we refer to the “selling securityholders” in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders’ interests.
     The following table sets forth information as of April 11, 2008, with respect to the selling securityholders and other information regarding the beneficial ownership of the notes and shares of our common stock by each of the selling securityholders. This information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the notes or common stock issuable upon conversion of the notes. For purposes of the table below, we assume that the selling securityholders will sell all of their notes and shares of common stock issuable upon conversion of their notes pursuant to this prospectus.
     Based upon information provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders (5% or more) has held any position or office or has had any other material relationship with us or our affiliates during the past three years.
     Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus when and if necessary. In addition, the conversion rate and, therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment in certain circumstances.

						Principal
			Number of		Number of	Amount of	Number of
	Principal Amount	Percent of	Shares	Principal Amount	Shares to be	Notes	Shares
	of Notes	Principal	Beneficially	of Notes to be Sold	Sold Pursuant	Beneficially	Beneficially
Name of Selling	Beneficially Owned	Amount of	Owned Prior	Pursuant to this	to this	Owned After	Owned After
Securityholder	Prior to Offering	Notes	to Offering(1)	Prospectus	Prospectus(1)	Offering	Offering
ACE Tempest Reinsurance Ltd(2)	$1,920,000	*	22,875	$1,920,000	22,875	—	—
Advent Convertible Arb Master(3)	21,922,000	4.62%	261,183	21,922,000	261,183	—	—
Alabama Children’s Hospital Foundation(4)	135,000	*	1,608	135,000	1,608	—	—
Alcon Laboratories(3)	810,000	*	9,650	810,000	9,650	—	—
Alexandra Global Master Fund, Ltd.(5)	10,000,000	2.11%	119,142	10,000,000	119,142	—	—
Allstate Insurance Company(a) (6)	6,500,000	1.37%	77,442	6,500,000	77,442	—	—
Argent Classic Convertible Arbitrage Fund, L.P.(7)	440,000	*	5,242	440,000	5,242	—	—
Argent Classic Convertible Arbitrage Fund II, L.P.(7)	110,000	*	1,310	110,000	1,310	—	—
Argent Classic Convertible Arbitrage Fund Ltd.(7)	3,140,000	*	37,410	3,140,000	37,410	—	—
Argentum Multi-Strategy Fund L.P.(7)	20,000	*	238	20,000	238	—	—
Argentum Multi-Strategy Fund Ltd.(7)	60,000	*	714	60,000	714	—	—

						Principal
			Number of		Number of	Amount of	Number of
	Principal Amount	Percent of	Shares	Principal Amount	Shares to be	Notes	Shares
	of Notes	Principal	Beneficially	of Notes to be Sold	Sold Pursuant	Beneficially	Beneficially
Name of Selling	Beneficially Owned	Amount of	Owned Prior	Pursuant to this	to this	Owned After	Owned After
Securityholder	Prior to Offering	Notes	to Offering(1)	Prospectus	Prospectus(1)	Offering	Offering
Aristeia International Limited(8)	35,955,000	7.57%	428,375	35,955,000	428,375	—	—
Aristeia Partners, LP(9)	4,045,000	*	48,192	4,045,000	48,192	—	—
Arkansas PERS(4)	2,680,000	*	31,930	2,680,000	31,930	—	—
Arlington County Employees Retirement System(2)	1,305,000	*	15,548	1,305,000	15,548	—	—
Avaya Inc. High Yield(10)	125,000	*	1,489	125,000	1,489	—	—
Bancroft Fund Ltd.(11)	1,000,000	*	11,914	1,000,000	11,914	—	—
Bernische Lehrerversicherungskasse (24)	1,400,000	*	16,679	1,400,000	16,679	—	—
Boilermakers Blacksmith Pension Trust(4)	3,415,000	*	40,686	3,415,000	40,686	—	—
British Virgin Islands Social Security Board(3)	299,000	*	3,562	299,000	3,562	—	—
CALAMOS Market Neutral Income Fund — CALAMOS Investment Trust(12)	10,000,000	2.11%	119,142	10,000,000	119,142	—	—
Canadian Imperial Holdings, Inc.(a)(13)	20,000,000	4.21%	238,284	20,000,000	238,284	—	—
Citadel Equity Fund, Ltd.(a)(14)	9,000,000	1.89%	107,227	9,000,000	107,227	—	—
Chrysler LLC Master Retirement Trust(2)	8,515,000	1.79%	101,449	8,515,000	101,449	—	—
City of New York Fire Department Pension Fund High Yield(10)	275,000	*	3,276	275,000	3,276	—	—
City of New York Police Pension Fund High Yield(10)	300,000	*	3,574	300,000	3,574	—	—
City of New York Teachers Retirement System High Yield(10)	875,000	*	10,424	875,000	10,424	—	—
City University of New York, The(3)	233,000	*	2,776	233,000	2,776	—	—
Columbia Convertible Securities Fund(15)	9,500,000	2.00%	113,184	9,500,000	113,184	—	—
Continental Assurance Company On Behalf Of Its Separate Account(E)(a)(16)	250,000	*	2,978	250,000	2,978	—	—
DBAG London(a)(17)	22,925,000	4.83%	273,133	22,925,000	273,133	—	—
Delaware Public Employees Retirement System(2)	4,780,000	1.01%	56,949	4,780,000	56,949	—	—

						Principal
			Number of		Number of	Amount of	Number of
	Principal Amount	Percent of	Shares	Principal Amount	Shares to be	Notes	Shares
	of Notes	Principal	Beneficially	of Notes to be Sold	Sold Pursuant	Beneficially	Beneficially
Name of Selling	Beneficially Owned	Amount of	Owned Prior	Pursuant to this	to this	Owned After	Owned After
Securityholder	Prior to Offering	Notes	to Offering(1)	Prospectus	Prospectus(1)	Offering	Offering
Delta Air Lines Master Trust-CV(2)	1,140,000	*	13,582	1,140,000	13,582	—	—
Delta Pilots Disability & Survivorship Trust-CV(2)	970,000	*	11,556	970,000	11,556	—	—
Domestic & Foreign Missionary Society-DFM(3)	149,000	*	1,775	149,000	1,775	—	—
Elca Social Purpose — High Yield(10)	100,000	*	1,191	100,000	1,191	—	—
Elca Unscreened — High Yield(10)	650,000	*	7,744	650,000	7,744	—	—
Elite Classic Convertible Arbitrage Ltd.(7)	140,000	*	1,667	140,000	1,667	—	—
Ellsworth Fund Ltd.(11)	1,000,000	*	11,914	1,000,000	11,914	—	—
Epstein Combined Holdings, LLC(4)	10,000	*	119	10,000	119	—	—
F.M. Kirby Foundation, Inc.(2)	1,395,000	*	16,620	1,395,000	16,620	—	—
Forest Global Convertible Master Fund, L.P.(18)	2,912,000	*	34,694	2,912,000	34,694	—	—
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio(18)	191,000	*	2,275	191,000	2,275	—	—
FPL Group Employees Pension Plan(4)	1,660,000	*	19,777	1,660,000	19,777	—	—
GLG Market Neutral Fund(19)	2,500,000	*	29,785	2,500,000	29,785	—	—
GMIMCO Trust (General Motors Mgmt Investment Co.)(3)	1,673,000	*	19,932	1,673,000	19,932	—	—
Goldman, Sachs & Co.(a)(20)	37,357,000	7.86%	445,078	37,357,000	445,078	—	—
Grady Hospital(3)	224,000	*	2,668	224,000	2,668	—	—
HFR CA Global Opportunity Master Trust(18)	1,123,000	*	13,379	1,123,000	13,379	—	—
HFR CA Global Select Master Trust Account(7)	180,000	*	2,144	180,000	2,144	—	—
HFR RVA Op Master Trust Fund(3)	339,000	*	4,038	339,000	4,038	—	—
HFR RVA Select Performance Master Trust(18)	308,000	*	3,669	308,000	3,669	—	—
IAM National Pension Fund(10)	500,000	*	5,957	500,000	5,957	—	—

						Principal
			Number of		Number of	Amount of	Number of
	Principal Amount	Percent of	Shares	Principal Amount	Shares to be	Notes	Shares
	of Notes	Principal	Beneficially	of Notes to be Sold	Sold Pursuant	Beneficially	Beneficially
Name of Selling	Beneficially Owned	Amount of	Owned Prior	Pursuant to this	to this	Owned After	Owned After
Securityholder	Prior to Offering	Notes	to Offering(1)	Prospectus	Prospectus(1)	Offering	Offering
Independence Blue Cross(3)	919,000	*	10,949	919,000	10,949	—	—
Inflective Convertible Opportunity Fund I, L.P.(a)(21)	500,000	*	5,957	500,000	5,957	—	—
Inflective Convertible Opportunity Fund I, Limited(a)(21)	1,000,000	*	11,914	1,000,000	11,914	—	—
Institutional Benchmark Series-Ivan Segregated Acct(a)(21)	600,000	*	7,148	600,000	7,148	—	—
Institutional Benchmark Series LTD(3)	2,460,000	*	29,308	2,460,000	29,308	—	—
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust(2)	830,000	*	9,888	830,000	9,888	—	—
International Truck & Engine Corporation Retiree Health Benefit Trust(2)	495,000	*	5,897	495,000	5,897	—	—
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust(2)	455,000	*	5,420	455,000	5,420	—	—
J.P. Morgan Securities, Inc.(a)(22)	630,000	*	7,565	630,000	7,505	—	60
JABCAP Global Convertible Master Fund Limited(23)	3,000,000	*	35,742	3,000,000	35,742	—	—
Jefferies Umbrella Global Fund(24)	9,850,000	2.07%	117,354	9,850,000	117,354	—	—
LLT Limited(25)	430,000	*	5,123	430,000	5,123	—	—
Lucent Technologies, Inc. Master Pension Trust(10)	600,000	*	7,148	600,000	7,148	—	—
Lyxor Master Trust Fund(3).	401,000	*	4,777	401,000	4,777	—	—
Lyxor Quest Fund Ltd.(26)	9,900,000	2.08%	117,950	9,900,000	117,950	—	—
Lyxor/Forest Fund Limited(18)	5,036,000	1.06%	59,999	5,036,000	59,999	—	—
Lyxor/Inflective Convertible Opportunity Fund(a)(21)	1,800,000	*	21,445	1,800,000	21,445	—	—
Merrill Lynch, Pierce, Fenner & Smith Incorporated(a)(27)	13,816,000	2.91%	164,606	13,816,000	164,606	—	—
Microsoft Capital Group, L.P.(2)	680,000	*	8,101	680,000	8,101	—	—

						Principal
			Number of		Number of	Amount of	Number of
	Principal Amount	Percent of	Shares	Principal Amount	Shares to be	Notes	Shares
	of Notes	Principal	Beneficially	of Notes to be Sold	Sold Pursuant	Beneficially	Beneficially
Name of Selling	Beneficially Owned	Amount of	Owned Prior	Pursuant to this	to this	Owned After	Owned After
Securityholder	Prior to Offering	Notes	to Offering(1)	Prospectus	Prospectus(1)	Offering	Offering
Morgan Stanley Convertible Securities Trust(a)(28)	1,485,000	*	17,692	1,485,000	17,692	—	—
National Railroad Retirement Investment Trust(2)	4,560,000	*	54,328	4,560,000	54,328	—	—
New America High Income Fund, The(10)	800,000	*	9,531	800,000	9,531	—	—
New York City Employees Retirement Systems Enhanced Yield(10)	1,050,000	*	12,509	1,050,000	12,509	—	—
Occidental Petroleum Corporation(3)	585,000	*	6,969	585,000	6,969	—	—
OCM Convertible Trust(2)	2,635,000	*	31,393	2,635,000	31,393	—	—
OCM Global Convertible Securities Fund(2)	680,000	*	8,101	680,000	8,101	—	—
OCM U.S. Convertible Securities Fund(2)	1,740,000	*	20,730	1,740,000	20,730	—	—
Pensionsinvest — Global High Yield(10)	250,000	*	2,978	250,000	2,978	—	—
PFA Invest — Global High Yield(10)	925,000	*	11,020	925,000	11,020	—	—
PIMCO Convertible Fund(29)	2,500,000	*	29,785	2,500,000	29,785	—	—
Police & Fire Retirement System of the City of Detroit(3)	679,000	*	8,089	679,000	8,089	—	—
Polish US High Yield Fund(30)	1,000,000	*	40,014	1,000,000	11,914	—	28,100
Pro-Mutual(3)	1,481,000	*	17,644	1,481,000	17,644	—	—
Putnam Convertible Income — Growth Trust(a)(31)	7,700,000	1.62%	91,739	7,700,000	91,739	—	—
Quest Global Convertible Master Fund Ltd.(26)	100,000	*	1,191	100,000	1,191	—	—
Qwest Occupational Health Trust(2)	565,000	*	6,731	565,000	6,731	—	—
Qwest Pension Trust(2)	4,210,000	*	50,158	4,210,000	50,158	—	—
S.A.C. Arbitrage Fund, LLC(32)	4,000,000	*	47,656	4,000,000	47,656	—	—
San Francisco City & County ERS(3)	1,837,000	*	21,886	1,837,000	21,886	—	—
Steelhead Pathfinder Master LP(33)	250,000	*	2,978	250,000	2,978	—	—
Sterling Investment Co.(4)	175,000	*	2,084	175,000	2,084	—	—
T. Rowe Price Institutional High Yield Fund(10)	1,175,000	*	13,999	1,175,000	13,999	—	—

						Principal
			Number of		Number of	Amount of	Number of
	Principal Amount	Percent of	Shares	Principal Amount	Shares to be	Notes	Shares
	of Notes	Principal	Beneficially	of Notes to be Sold	Sold Pursuant	Beneficially	Beneficially
Name of Selling	Beneficially Owned	Amount of	Owned Prior	Pursuant to this	to this	Owned After	Owned After
Securityholder	Prior to Offering	Notes	to Offering(1)	Prospectus	Prospectus(1)	Offering	Offering
Travelers Indemnity Company, The(2)	4,085,000	*	48,669	4,085,000	48,669	—	—
TRP Invest — Global High Yield(10)	550,000	*	6,552	550,000	6,552	—	—
TRP SICAV Global High Yield Bond Fund(10)	1,825,000	*	21,743	1,825,000	21,743	—	—
Trust for the Defined Benefit Plans of ICI American Holdings, Inc.(2)	715,000	*	8,518	715,000	8,518	—	—
Trustmark Insurance Company(3)	436,000	*	5,194	436,000	5,194	—	—
Universal Investment Gesellschaft MBF Ref Aventis(24)	5,000,000	1.05%	59,571	5,000,000	59,571	—	—
UnumProvident Corporation(2)	1,280,000	*	15,250	1,280,000	15,250	—	—
Van Kampen Harbor Fund(a)(34)	3,015,000	*	35,921	3,015,000	35,921	—	—
Vanguard Convertible Securities Fund, Inc.(2)	15,185,000	3.20%	180,917	15,185,000	180,917	—	—
Vicis Capital Master Fund(34)	27,000,000	5.68%	321,683	27,000,000	321,683	—	—
Virginia Retirement System(2)	8,510,000	1.79%	101,389	8.510,000	101,389	—	—
Wachovia Capital Markets LLC(a)(36)	5,112,000	1.08%	60,905	5,112,000	60,905	—	—
Xavex Convertible Arbitrage 10 Fund(7)	410,000	*	4,884	410,000	4,884	—	—
Zurich Institutional Funds, Wandelan Leihen(24)	4,250,000	*	50,635	4,250,000	50,635	—	—
Other Securityholders Not Yet Identified	67,388,000	14.19%	802,929	67,388,000	802,874	—	—

Total	475,000,000		5,687,405	475,000,000	5,659,245		28,160

(a)	The selling securityholders identified have indicated that they are, or are affiliates of, registered broker-dealers. These selling securityholders have represented that they acquired their securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. To the extent that we become aware that any such selling securityholder did not acquire its securities in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus is a part to designate such person as an “underwriter” within the meaning of the Securities Act.

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 11.9142 shares of common stock per $1,000 principal amount of notes and that no fractional shares will be issued upon a conversion of the notes.

(2)	Oaktree Capital Management L.P., referred to as Oaktree in this prospectus, is the investment manager of each selling securityholder with respect to the aggregate principal amount of the notes and the shares of common stock set forth next to such selling securityholder’s name. It does not own any equity interest in such selling securityholders, but has voting and dispositive power over the aggregate principal amount of the notes and the shares of common stock set forth next to such selling securityholder’s name. Lawrence Keele is a principal of Oaktree and is the portfolio manager for such selling securityholders. Mr. Keele, Oaktree and all employees and members of Oaktree disclaim beneficial ownership of the notes and shares of common stock issuable upon conversion of the notes held by all selling securityholders, except for their pecuniary interest therein.

(3)	Advent Capital Management LLC, referred to as Advent Capital in this prospectus, is the investment manager for each selling securityholder and has voting power and investment control over the securities beneficially owned by such selling securityholders and may be deemed to be the beneficial owner of these securities. Tracy V. Maitland, President and CIO of Advent Capital, has voting power and investment control over the securities beneficially owned by Advent Capital and may be deemed to be the beneficial owner of these securities.

(4)	Froley, Revy Investment Co. Inc., referred to as Froley in this prospectus, is the investment manager for each selling securityholder and has voting power and investment control over the securities beneficially owned by such selling securityholders and may be deemed to be the beneficial owner of these securities. Ann Houlihan, CCO of Froley, has voting power and investment control over the securities beneficially owned by Froley and may be deemed to be the beneficial owner of these securities.

(5)	Alexandra Investment Management, LLC, referred to as Alexandra Investment in this prospectus, is the investment advisor for Alexandra Global Master Fund Ltd., referred to as Alexandra Global in this prospectus, and has voting power and investment control over the securities beneficially owned by Alexandra Global and may be deemed to be the beneficial owner of these securities. Mikhail Filimonov, Chairman, Chief Executive Officer, Managing Member and Chief Investment Officer of Alexandra Investment, has voting power and investment control over the securities beneficially owned by Alexandra Investment and may be deemed to be the beneficial owner of these securities.

(6)	David V. Goacher, Senior Portfolio Manager of Allstate Insurance Company, referred to as Allstate in this prospectus, has voting power and investment control over the securities beneficially owned by Allstate and may be deemed to be the beneficial owner of these securities. The Allstate Corporation, which is a New York Stock Exchange listed company, is the parent company of Allstate.

(7)	Guy Caplan of Argent Funds Group, LLC has voting power and investment control over the securities beneficially owned by the selling securityholders and may be deemed to be the beneficial owner of these securities.

(8)	Aristeia Capital, LLC, referred to as Aristeia Capital in this prospectus, is the investment manager for Aristeia International Limited, referred to as Aristeia International in this prospectus, and has voting power and investment control over the securities beneficially owned by Aristeia International and may be deemed to be the beneficial owner of these securities. Kevin Turner, Robert H. Lynch, Jr., Anthony Frascella and William R. Techer jointly own Aristeia Capital and share voting power and investment control over the securities beneficially owned by Aristeia Capital and may be deemed to be the beneficial owners of these securities.

(9)	Aristeia Advisors, LLC, referred to as Aristeia Advisors in this prospectus, is the general partner of Aristeia Partners, LP, referred to as Aristeia Partners in this prospectus, and has voting power and investment control over the securities beneficially owned by Aristeia Partners and may be deemed to be the beneficial owner of these securities. Kevin Turner, Robert H. Lynch, Jr., Anthony Frascella and William R. Techer jointly own Aristeia Advisors and share voting and investment power over the securities beneficially owned by Aristeia Advisors and may be deemed to be the beneficial owners of these securities.

(10)	T. Rowe Price Associates, Inc., referred to as T. Rowe Price in this prospectus, is the investment advisor for each selling securityholder and has power to direct investments and/or sole voting power over the securities beneficially owned by such selling securityholders and may be deemed to be the beneficial owner of these securities. Mark J. Vaselkiv is the Portfolio Manager for each selling securityholder and has power to direct investments and/or sole voting power over the securities beneficially owned by each selling securityholder and may be deemed to be the beneficial owner of these securities. T. Rowe Price disclaims beneficial ownership of the securities held by each selling securityholder. T. Rowe Price Group, Inc., which is quoted on the NASDAQ Global Select Market, is the parent company of T. Rowe Price.

(11)	Davis-Dinsmore Management Company, referred to as Davis-Dinsmore in this prospectus, is the investment manager for each selling securityholder and has voting power and investment control over the securities beneficially owned by such selling securityholders and may be deemed to be the beneficial owner of these securities. Thomas Dinsmore, Chairman and Chief Executive Officer of Davis-Dinsmore, has voting power and investment control over the securities beneficially owned by Davis-Dinsmore and may be deemed to be the beneficial owner of these securities.

(12)	Calamos Advisors LLC, referred to as Calamos in this prospectus, is the investment advisor for CALAMOS Market Neutral Income Fund — CALAMOS Investment Trust, referred to as CALAMOS Market in this prospectus, and has voting power and investment control over the securities beneficially owned by CALAMOS Market and may be deemed to be the beneficial owner of these securities. Nick Calamos, CIO of Calamos, has voting power and investment control over the securities beneficially owned by Calamos and may be deemed to be the beneficial owner of these securities. Calamos disclaims beneficial ownership of the securities held by CALAMOS Market.

(13)	CIBC World Markets Corp., referred to as CIBC in this prospectus, is the parent company of Canadian Imperial Holdings, Inc., referred to as Canadian Imperial in this prospectus, and has voting power and investment control over the securities beneficially owned by Canadian Imperial and may be deemed to be the beneficial owner of these securities. Andrew Henry, Joseph Venn and Sybi Czeneszew have voting power and investment control over the securities beneficially owned by CIBC and may be deemed to be the beneficial owner of these securities.

(14)	Citadel Limited Partnership, referred to as CLP in this prospectus, is the trading manager of Citadel Equity Fund, Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund, Ltd. Citadel Investment Group, L.L.C., referred to as CIG in this prospectus, controls CLP. Kenneth C. Griffin controls CIG and therefore has ultimate investment discretion over securities held by Citadel Equity Fund, Ltd. CLP, CIG and Mr. Griffin each disclaim beneficial ownership of the shares held by Citadel Equity Fund, Ltd.

(15)	Columbia Management is the investment manager for Columbia Convertible Securities Fund, referred to as Columbia Convertible in this prospectus, and has voting power and investment control over the securities beneficially owned by Columbia Convertible and may be deemed to be the beneficial owner of these securities. Yanfang Yan, Director and Senior Equity Portfolio Manager of Columbia Management, has voting power and investment control over the securities beneficially owned by Columbia Management and may be deemed to be the beneficial owner of these securities. Bank of America Corporation, which is listed on the New York Stock Exchange, is the parent company of Columbia Management.

(16)	Dennis R. Hemme, Senior Vice President & Treasurer of Continental Assurance Company, referred to as CNA in this prospectus, has voting power and investment control over the securities beneficially owned by CNA and may be deemed to be the beneficial owner of these securities. Loews Corporation, which is listed on the New York Stock Exchange, is the parent company of CNA Financial Corporation, which is listed on the New York Stock Exchange and is the parent company of Continental Assurance Company On Behalf Of Its Separate Account (E).

(17)	John Arnone has voting power and investment control over the securities beneficially owned by DBAG London and may be deemed to be the beneficial owner of these securities.

(18)	Forest Investment Management LLC, referred to as Forest Investment in this prospectus, exercises voting and/or dispositive power with respect to the notes and the shares of common stock issuable upon conversion of the notes. Forest Investment is wholly owned by Forest Partners II LP, the General Partner of which is Michael A. Boyd Inc., which is controlled by Michael A. Boyd.

(19)	GLG Market Neutral Fund, referred to as GLG Fund in this prospectus, is a publicly owned company listed on the Irish Stock Exchange. GLG Partners LP, an English limited partnership, referred to as GLG LP in this prospectus, acts as the investment manager of GLG Fund and has voting and dispositive power over the securities held by GLG Fund. The general partner of GLG LP is GLG Partners Limited, an English limited company, referred to as GLG Limited in this prospectus. The shareholders of GLG Limited are Noam Gottesman, Pierre Lagrange and Lehman Brothers (Cayman) Limited, a subsidiary of Lehman Brothers Holdings, Inc., a publicly-held entity. The managing directors of GLG Limited are Noam Gottesman, Pierre Lagrange and Emmanuel Roman and, as a result, each has voting and dispositive power over the securities held by GLG Fund. GLG LP, GLG Limited, Noam

Gottesman, Pierre Lagrange and Emmanuel Roman disclaim beneficial ownership of the securities held by GLG Fund, except for their pecuniary interest therein.

(20)	The Goldman Sachs Group, Inc., referred to as Goldman Group in this prospectus, is the parent company of Goldman, Sachs & Co., referred to as Goldman Sachs in this prospectus, and has voting power and investment control over the securities beneficially owned by Goldman Sachs and may be deemed to be the beneficial owner of these securities. Goldman Group is listed on the New York Stock Exchange.

(21)	Inflective Asset Management, LLC, referred to as Inflective in this prospectus, is the investment manager for each selling securityholder and has voting power and investment control over the securities beneficially owned by such selling securityholders and may be deemed to be the beneficial owner of these securities. Thomas J. Ray, CIO of Inflective, has voting power and investment control over the securities beneficially owned by Inflective and may be deemed to be the beneficial owner of these securities.

(22)	Bradford Crouch, of J.P. Morgan Securities, Inc., referred to as JP Morgan in this prospectus, has voting power and investment control over the securities beneficially owned by JP Morgan and may be deemed to be the beneficial owner of these securities. JPMorgan Chase & Co., which is listed on the New York Stock Exchange, is the parent company of JP Morgan.

(23)	Jabre Capital Partners JA, referred to as Jabre in this prospectus, is the investment manager for JABCAP Global Convertible Master Fund Limited, referred to as JABCAP in this prospectus, and has voting power and investment control over the securities beneficially owned by JABCAP and may be deemed to be the beneficial owner of these securities. Philippe Jabre, sole owner of Jabre, has voting power and investment control over the securities beneficially owned by Jabre and may be deemed to be the beneficial owner of these securities.

(24)	Jefferies Investment Management Limited, referred to as Jefferies in this prospectus, is the investment manager for each selling securityholder and has voting power and investment control over the securities beneficially owned by such selling securityholders and may be deemed to be the beneficial owner of these securities. Avtandil Gigineishvili of Jefferies has voting power and investment control over the securities beneficially owned by Jefferies and may be deemed to be the beneficial owner of these securities.

(25)	Forest Investment has sole voting control and shared investment control over the notes and the shares of common stock issuable upon conversion of the notes. Forest Investment is wholly owned by Forest Partners II LP, the General Partner of which is Michael A. Boyd Inc., which is controlled by Michael A. Boyd.

(26)	Quest Investment Management, LLC, referred to as Quest Investment in this prospectus, is the investment manager for each selling securityholder and has voting power and investment control over the securities beneficially owned by such selling securityholders and may be deemed to be the beneficial owner of these securities. James Doolin and Frank Campana, of Quest Investment, have voting power and investment control over the securities beneficially owned by Quest Investment and may be deemed to be the beneficial owner of these securities.

(27)	Merrill Lynch & Co., Inc., which is listed on the New York Stock Exchange, is the parent company of Merrill Lynch, Pierce, Fenner & Smith Incorporated, referred to as MLPFSI Capital in this prospectus, and has voting power and investment control over the securities beneficially owned by MLPFSI and may be deemed to be the beneficial owner of these securities.

(28)	Morgan Stanley Investment Advisors Inc., referred to as Morgan Stanley Advisors in this prospectus, is the investment advisor for Morgan Stanley Convertible Securities Trust, referred to as Morgan Stanley Convertible in this prospectus, and has voting power and investment control over the securities beneficially owned by Morgan Stanley Convertible and may be deemed to be the beneficial owner of these securities. Ellen Gold is the portfolio manager for these securities and an Executive Director of Morgan Stanley Advisors and has voting power and investment control over the securities beneficially owned by Morgan Stanley Advisors and may be deemed to be the beneficial owner of these securities.

(29)	Mark Hudoff has voting power and investment control over the securities beneficially owned by PIMCO Convertible Fund and may be deemed to be the beneficial owner of these securities.

(30)	Pioneer Investment Management, Inc., referred to as PIM in this prospectus, the securityholder’s investment advisor, has or shares voting and dispositive power with respect to the notes and the shares of common stock issuable upon conversion of the notes. PIM is a privately held company, the sole shareholder of which is Pioneer Investment Management USA Inc., referred to as PIMUSA in this prospectus. The sole shareholder of PIMUSA is a private Italian company called Pioneer Global Asset Management S.p.A., referred to as PGAM in this prospectus. The parent company of PGAM is UniCredito Italiano S.p.A., a publicly traded Italian bank. Andrew Feltus and Tracy A. Wright are the Portfolio Managers for these securities and have voting power and investment control over these securities and may be deemed to be the beneficial owners of these securities.

(31)	Putnam Investment Management, LLC, referred to as Putnam in this prospectus, is the investment manager for Putnam Convertible Income — Growth Trust, a company registered under the Investment Company Act of 1940, as amended, referred to as Putnam Convertible in this prospectus, and has voting power and investment control over the securities beneficially owned by Putnam Convertible and may be deemed to be the beneficial owner of these securities.

(32)	Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC, a Delaware limited liability company, referred to as SAC Capital Advisors in this prospectus, and S.A.C. Capital Management, LLC, a Delaware limited liability company, referred to as SAC Capital Management in this prospectus, share all investment and voting power with respect to the securities held by S.A.C. Arbitrage Fund, LLC. Mr. Steve A. Cohen controls both SAC Capital Advisors and SAC Capital Management. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaims beneficial ownership of any of these securities.

(33)	Steelhead Partners LLC, referred to as Steelhead Partners in this prospectus, is the General Partner of Steelhead Pathfinder Master, LP, referred to as Pathfinder in this prospectus, and has voting power and investment control over the securities beneficially owned by Pathfinder and may be deemed to be the beneficial owner of these securities. J. Michael Johnston and Brian K. Klein, Managing Members of Steelhead Partners, have voting power and investment control over the securities beneficially owned by Steelhead Partners and may be deemed to be the beneficial owners of these securities.

(34)	Van Kampen Asset Management, referred to as Van Kampen Management in this prospectus, is the investment advisor for Van Kampen Harbor Fund, referred to as Van Kampen Harbor in this prospectus, and has voting power and investment control over the securities beneficially owned by Van Kampen Harbor and may be deemed to be the beneficial owner of these securities. Ellen Gold, Executive Director of Van Kampen Management, and Ramez Nashed, Vice President of Van Kampen Management, are the portfolio managers for these securities and have voting power and investment control over the securities beneficially owned by Van Kampen Management and may be deemed to be the beneficial owner of these securities.

(35)	Vicis Capital LLC, referred to as Vicis Capital in this prospectus, is the investment manager of Vicis Capital Master Fund, referred to as Vicis Master. Shad Stastney, John Succo and Sky Lucas exercise equal control over Vicis Capital, but disclaim individual ownership of the securities owned by Vicis Master.

(36)	Wachovia Corp., which is listed on the New York Stock Exchange, is the parent company of Wachovia Capital Markets LLC, referred to as Wachovia Capital in this prospectus, and has voting power and investment control over the securities beneficially owned by Wachovia Capital and may be deemed to be the beneficial owner of these securities.

PLAN OF DISTRIBUTION
     The notes and common stock issuable upon conversion of the notes may be sold from time to time directly by the selling securityholders or alternatively, through underwriters, broker-dealers or agents. If the notes and common stock issuable upon conversion of the notes are sold through underwriters or broker-dealers or agents, the applicable selling securityholder will be responsible for underwriting discounts or commissions or broker-dealer’s or agent’s commissions and their professional fees. Such notes and common stock issuable upon conversion of the notes may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, varying prices determined at the time of sale or negotiated prices. Such sales may be effected in transactions (which may involve block transactions): (i) on any national securities exchange or quotation service on which the notes or common stock may be listed or quoted at the time of sale; (ii) in the over-the-counter market; or (iii) in transactions otherwise than on such exchanges or services or in the over-the-counter market.
     In connection with the sale of the securities, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging positions they assume. The selling securityholders may sell the securities short and deliver securities to close out short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling securityholders also may pledge or grant a security interest in some or all of the notes and common stock issuable upon conversion of the notes owned by them, and if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the notes or common stock from time to time pursuant to this prospectus. The selling securityholders also may transfer and donate notes or common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling securityholder for purposes of this prospectus.
     The aggregate proceeds to the selling securityholders from the sale of the notes or common stock issuable upon conversion of the notes offered by them will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling securityholders, together with its agents from time to time, reserves the right to accept and to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from the sale by the selling securityholders of the notes or common stock issuable upon conversion of the notes.
     Our outstanding common stock is listed for trading on the New York Stock Exchange under the trading symbol “BGC.” We have no plans to list the notes on a securities exchange and can give no assurance about the development of any trading market for the notes. See “Risk Factors — Risks Related to the Notes — Illiquidity and an absence of a public market for the notes could cause recipients of the notes to be unable to resell the notes for an extended period of time.”
     In order to comply with the securities laws of some jurisdictions, if applicable, the holders of notes or common stock issuable upon conversion of the notes may offer and sell those securities in such jurisdictions only through registered or licensed brokers or dealers. In addition, under certain circumstances, in some jurisdictions the notes and shares issuable upon conversion of the notes may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdiction or an exemption from registration or qualification requirements is available and is complied with.
     The selling securityholders, and any underwriters, broker-dealers or agents that participate in the sale of the securities, may be “underwriters” within the meaning of the Securities Act. Any discounts, commissions, concessions or profit they earn on any sale of the securities may be underwriting compensation under the Securities Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.
     We entered into a registration rights agreement for the benefit of holders of the notes to register their notes and common stock issuable upon conversion of their notes under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling securityholders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act.
     Under the registration rights agreement, we are obligated to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of: (i) the sale pursuant to this registration statement of the notes and all of the shares of common stock issuable upon conversion of the notes; (ii) the date when the holders, other than holders that are our “affiliates,” of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or any successor rule thereto or otherwise; and (iii) October 2, 2009.
     Our obligation to keep the registration statement to which this prospectus relates available for use is subject to specified, permitted exceptions set forth in the registration rights agreement. In these cases, we may prohibit offers and sales of the notes and shares of common stock pursuant to this registration statement to which this prospectus relates. We may suspend the use of this prospectus because of valid business reasons, including circumstances relating to pending corporate developments and similar events or public filings with the SEC for a period not to exceed 60 days in any three-month period and not to exceed an aggregate of 120 days in any twelve-month period. We need not specify the nature of the event giving rise to a suspension in any notice of a suspension provided to the holders.

LEGAL MATTERS
     The validity of the notes offered hereby and the related subsidiary guarantees will be passed upon for us by Blank Rome LLP, New York, New York.
EXPERTS
     The consolidated financial statements and the related financial statement schedule incorporated into this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph referring to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of Financial Accounting Standards Board Statement No. 109, on January 1, 2007, the recognition and related disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefit Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R), on December 31, 2006 and Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment, on January 1, 2006 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
     The audited historical combined financial statements as of and for the year ended December 31, 2006 of the entities comprising Phelps Dodge International included in Exhibit 99.1 of our Current Report on Form 8-K/A filed January 14, 2008, have been so incorporated in reliance on the report dated September 14, 2007 of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.generalcable.com. This is an inactive hyperlink, and information on our website is neither a part of, nor is it incorporated by reference into, this prospectus.
     You may also read and copy any document we file with the SEC at its public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Because our common stock is listed on the New York Stock Exchange, you may also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     Any document incorporated by reference into this prospectus is considered part of this prospectus from the date we file that document. Any documents filed by us with the SEC after the date of this prospectus form a part of and, before the date that the offering of the securities is terminated or expires, will automatically update and, where applicable, supersede, any information contained in this prospectus or incorporated by reference into this prospectus (other than any information contained in our Current Reports on Form 8-K that have been furnished to the SEC, which information is not incorporated by reference into this prospectus and should not update or supersede any information contained herein).

     We incorporate by reference into this prospectus the following documents filed with the SEC:
•	Our Annual Report on Form 10-K (File No. 1-12983) for the year ended December 31, 2007, filed on February 29, 2008, including the portion of our definitive Proxy Statement for the 2008 Annual Meeting of Stockholders (File No. 1-12983), filed March 28, 2008, specifically incorporated by reference into Items 10 (Directors and Executive Officers of the Registrant), 11 (Executive Compensation), 12 (Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters), 13 (Certain Relationships and Related Transactions) and 14 (Principal Accounting Fees and Services) thereof.

•	Our Current Reports on Form 8-K (File No. 1-12983) filed with the SEC on February 6, 2008 and March 6, 2008 and our Current Reports on Form 8-K/A (File No. 1-12983) filed with the SEC on January 14, 2008 and April 16, 2008 (other than any information contained in these reports that has been furnished to the SEC, which information is not incorporated by reference into this prospectus).

•	The description of our common stock, filed in our Registration Statement on Form 8-A (File No. 1-12983), filed on May 13, 1997, pursuant to Section 12(b) of the Exchange Act as incorporated by reference from our registration statement on Form S-1 (File No. 333-22961), filed on March 7, 1997, as amended, and any amendment or report filed for the purpose of updating such description.

•	All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering (other than any information contained in Current Reports on Form 8-K that has been furnished to the SEC, which information is not incorporated by reference into this prospectus).
     We will provide without charge to each person to whom this prospectus is delivered, upon his or her written or oral request, a copy of the filed documents referred to above, excluding exhibits, unless they are specifically incorporated by reference into those documents. You can request those documents from our Vice President of Investor Relations, 4 Tesseneer Drive, Highland Heights, Kentucky 41076, telephone (859) 572-8000.

$475,000,000
1.00% Senior Convertible Notes due 2012
Prospectus
April 16, 2008

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.

SEC registration fee	$18,667.50
Printing and engraving	25,000	*
Accounting fees and expenses	35,000	*
Legal fees and expenses	100,000	*
Trustee’s fees and expenses	20,000	*
Miscellaneous	1,332.50	*

Total	$200,000

*	Estimated solely for the purpose of this Item. Actual expenses may be more or less.
Item 15. Indemnification of Directors and Officers.
     Pursuant to the authority conferred by Section 102 of the Delaware General Corporation Law, as amended (the “DGCL”), Article VII of the Registrant’s amended and restated certificate of incorporation contains provisions which eliminate personal liability of members of the Registrant’s board of directors for violations of their fiduciary duty of care. Neither the DGCL nor the Registrant’s amended and restated certificate of incorporation, however, limits the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase under circumstances where such payment or repurchase is not permitted under the DGCL, or obtaining an improper personal benefit. Article VII of the Registrant’s amended and restated certificate of incorporation also provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of the Registrant’s directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
     In accordance with Section 145 of the DGCL, which provides for the indemnification of directors, officers and employees under certain circumstances, Article XIV of the Registrant’s amended and restated by-laws provides that the Registrant is obligated to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Registrant in which such person has been adjudged liable to the Registrant) by reason of the fact that he is or was a director, officer or employee of the Registrant, or is or was a director, officer or employee of the Registrant serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of any action, suit or proceeding by or in the right of the Registrant in which a claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, such person shall be indemnified only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought has determined that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
     The Registrant currently maintains insurance policies that provide coverage pursuant to which it will be reimbursed for amounts it may be required or permitted by law to pay to indemnify directors and officers.

Item 16. Exhibits.

Exhibit	Description
1.1	Purchase Agreement, dated September 26, 2007, by and among General Cable Corporation, the subsidiary guarantors named therein, Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to Exhibit 1.1 to the Form 8-K of the Company filed on October 2, 2007 (File No. 1-12983)).

3.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 (File No. 333-22961) of the Company filed on March 7, 1997, as amended (the “Initial S-1”).

3.2	Amendment to the Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to Post Effective Amendment No. 1 to the Form S-4 (File No. 333-143017) of the Company filed on June 11, 2007).

3.3	Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.1 to the Form 8-K of the Company filed on July 25, 2007 (File No. 1-12983)).

3.4	Certificate of Incorporation, as amended, of Diversified Contractors, Inc. (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-4 (File No. 333-112744) of the Company filed on February 12, 2004, as amended (the “Form S-4”)).

3.5	Bylaws of Diversified Contractors, Inc. (incorporated by reference to Exhibit 3.4 to the Form S-4).

3.6	Certificate of Incorporation of Genca Corporation (incorporated by reference to Exhibit 3.5 to the Form S-4).

3.7	Bylaws of Genca Corporation (incorporated by reference to Exhibit 3.6 to the Form S-4).

3.8	Certificate of Incorporation and Memorandum of Association, as amended, of General Cable Canada, Ltd. (incorporated by reference to Exhibit 3.7 to the Form S-4).

3.9	Articles of Incorporation, as amended, of General Cable Company (incorporated by reference to Exhibit 3.8 to the Form S-4).

3.10	Bylaws of General Cable Company (incorporated by reference to Exhibit 3.9 to the Form S-4).

3.11	Restated and Amended Certificate of Incorporation of General Cable Industries, Inc. (incorporated by reference to Exhibit 3.10 to the Form S-4).

3.12	Bylaws of General Cable Industries, Inc. (incorporated by reference to Exhibit 3.11 to the Form S-4).

3.13	Certificate of Formation, as amended, of General Cable Industries LLC (incorporated by reference to Exhibit 3.12 to the Form S-4).

3.14	Operating Agreement of General Cable Industries LLC (incorporated by reference to Exhibit 3.13 to the Form S-4).

3.15	Certificate of Formation of General Cable Management LLC (incorporated by reference to Exhibit 3.15 to the Form S-4).

Exhibit	Description
3.16	Operating Agreement of General Cable Management LLC (incorporated by reference to Exhibit 3.16 to the Form S-4).

3.17	Certificate of Formation of General Cable Overseas Holdings, LLC. *

3.18	Operating Agreement of General Cable Overseas Holdings, LLC. *

3.19	Certificate of Incorporation, as amended, of General Cable Technologies Corporation (incorporated by reference to Exhibit 3.20 to the Form S-4).

3.20	Bylaws of General Cable Technologies Corporation (incorporated by reference to Exhibit 3.21 to the Form S-4).

3.21	Certificate of Limited Partnership of General Cable Texas Operations L.P. (incorporated by reference to Exhibit 3.22 to the Form S-4).

3.22	Limited Partnership Agreement of General Cable Texas Operations L.P., as amended (incorporated by reference to Exhibit 3.23 to the Form S-4).

3.23	Restated Certificate of Incorporation of GK Technologies, Incorporated (incorporated by reference to Exhibit 3.24 to the Form S-4).

3.24	Bylaws of GK Technologies, Incorporated (incorporated by reference to Exhibit 3.25 to the Form S-4).

3.25	Certificate of Incorporation, as amended, of Marathon Manufacturing Holdings, Inc. (incorporated by reference to Exhibit 3.26 to the Form S-4).

3.26	Bylaws of Marathon Manufacturing Holdings, Inc. (incorporated by reference to Exhibit 3.27 to the Form S-4).

3.27	Certificate of Incorporation, as amended, of Marathon Steel Company (incorporated by reference to Exhibit 3.28 to the Form S-4).

3.28	Bylaws of Marathon Steel Company (incorporated by reference to Exhibit 3.29 to the Form S-4).

3.29	Certificate of Incorporation, as amended, of MLTC Company (incorporated by reference to Exhibit 3.30 to the Form S-4).

3.30	Bylaws of MLTC Company (incorporated by reference to Exhibit 3.31 to the Form S-4).

3.31	Certificate of Incorporation of GC Global Holdings, Inc. *

3.32	Bylaws of GC Global Holdings, Inc. *

3.33	Certificate of Incorporation, as amended, of PD Wire & Cable Sales Corporation. *

3.34	Bylaws of PD Wire & Cable Sales Corporation. *

3.35	Certificate of Incorporation, as amended, of Phelps Dodge Enfield Corporation. *

3.36	Bylaws of Phelps Dodge Enfield Corporation. *

Exhibit	Description
3.37	Certificate of Incorporation, as amended, of Phelps Dodge International Corporation. *

3.38	Bylaws, as amended, of Phelps Dodge International Corporation. *

3.39	Certificate of Incorporation of Phelps Dodge National Cables Corporation. *

3.40	Bylaws of Phelps Dodge National Cables Corporation. *

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Initial S-1).

4.2	Form of 9.5% Senior Note due 2010 (included in and incorporated by reference to Exhibit 4.2 to the Form 8-K of the Company filed on December 12, 2003 (File No. 1-12983)).

4.3	Certificate of Designations (incorporated by reference to Exhibit 4.1 to the Form 8-K of the Company filed on December 12, 2003 (File No. 1-12983)).

4.4	Indenture for 9.5% Senior Notes due 2010 among General Cable Corporation, certain guarantors and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.2 to the Form 8-K of the Company filed on December 12, 2003 (File No. 1-12983)).

4.5	Indenture for 0.875% Senior Convertible Notes due 2013 among General Cable Corporation, certain guarantors and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Form 8-K of the Company filed on November 16, 2006 (File No. 1-12983)).

4.6	Form of Senior Convertible Note due 2013 (included in Exhibit 4.5).

4.7	Form of Guarantee of obligations under 0.875% Senior Convertible Notes due 2013 (included in Exhibit 4.5).

4.8	Supplemental Indenture for 9.5% Senior Notes due 2010 among General Cable Corporation, certain guarantors and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Form 8-K of the Company filed on March 16, 2007 (File No. 1-12983)).

4.9	Indenture for 7.125% Senior Notes due 2017 and Senior Floating Rate Notes due 2015 among General Cable Corporation, certain guarantors and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Form 8-K of the Company filed on March 22, 2007 (File No. 1-12983)).

4.10	Form of 7.125% Senior Note due 2017 (included in Exhibit 4.9).

4.11	Form of Guarantee of obligations under 7.125% Senior Notes due 2017 (included in Exhibit 4.9).

4.12	Form of Senior Floating Rate Note due 2015 (included in Exhibit 4.9).

4.13	Form of Guarantee of obligations under Senior Floating Rate Notes due 2015 (included in Exhibit 4.9).

4.14	Indenture for 1.00% Senior Convertible Notes due 2012 among General Cable Corporation, certain guarantors and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Form 8-K of the Company filed on October 2, 2007 (File No. 1-12983)).

4.15	Form of Senior Convertible Note due 2012 (included in Exhibit 4.14).

Exhibit	Description
4.16	Form of Guarantee of obligations under 1.00% Senior Convertible Notes due 2012 (included in Exhibit 4.14).

4.17	First Supplemental Indenture for 0.875% Senior Convertible Notes due 2013 among General Cable Corporation, certain guarantors and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Form 8-K of the Company filed on November 1, 2007 (File No. 1-12983)).

4.18	First Supplemental Indenture for 7.125% Senior Fixed Rate Notes due 2017 and Senior Floating Rate Notes due 2015 among General Cable Corporation, certain guarantors and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.2 to the Form 8-K of the Company filed on November 1, 2007 (File No. 1-12983)).

4.19	First Supplemental Indenture for 1.00% Senior Convertible Notes due 2012 among General Cable Corporation, certain guarantors and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.3 to the Form 8-K of the Company filed on November 1, 2007 (File No. 1-12983)).

5.1	Opinion of Blank Rome LLP. *

8.1	Tax Opinion of Blank Rome LLP (included in Exhibit 5.1). *

10.1	Registration Rights Agreement, dated as of October 2, 2007, by and among General Cable Corporation, the subsidiary guarantors named therein, and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to Exhibit 10.1 to the Form 8-K of the Company filed on October 2, 2007 (File No. 1-12983)).

12.1	Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends (incorporated by reference to Exhibit 12.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (File No. 1-12983)).

23.1	Consent of Deloitte & Touche LLP. *

23.2	Consent of PricewaterhouseCoopers LLP. *

23.3	Consent of Blank Rome LLP (included in Exhibits 5.1 and 8.1). *

24.1	Power of Attorney (included in the signature page).

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, as Trustee under the Indenture for 1.00% Senior Convertible Notes due 2012. *

*	Filed herewith.

Item 17. Undertakings.
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that:
     Paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     (6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (7) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     (8) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933 the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Highland Heights, Commonwealth of Kentucky, on the 16th day of April, 2008.

General Cable Corporation
By:	/s/ Robert J. Siverd
Robert J. Siverd
Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert J. Siverd and Brian J. Robinson, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement and any registration statement filed under Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with authority to do and perform each and every act and the requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities of General Cable Corporation and on the dates indicated:

Signatures	Title	Date

/s/ Gregory B. Kenny Gregory B. Kenny	Director, President and Chief Executive Officer (Principal Executive Officer)	April 16, 2008

/s/ Brian J. Robinson Brian J. Robinson	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	April 16, 2008

/s/ Robert J. Siverd Robert J. Siverd	Executive Vice President, General Counsel and Secretary	April 16, 2008

/s/ Gregory E. Lawton Gregory E. Lawton	Director	April 16, 2008

/s/ Craig P. Omtvedt Craig P. Omtvedt	Director	April 16, 2008

/s/ Robert L. Smialek Robert L. Smialek	Director	April 16, 2008

/s/ John E. Welsh, III John E. Welsh, III	Director	April 16, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, each Co-Registrant named below certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Highland Heights, Commonwealth of Kentucky, on the 16th day of April, 2008.

Diversified Contractors, Inc.
Genca Corporation
General Cable Industries, Inc.
General Cable Technologies Corporation
General Cable Texas Operations L.P.
GK Technologies, Incorporated
Marathon Manufacturing Holdings, Inc.
Marathon Steel Company
MLTC Company
(Co-Registrants)

By:	/s/ Robert J. Siverd
Robert J. Siverd
Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert J. Siverd and Brian J. Robinson, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement and any registration statement filed under Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with authority to do and perform each and every act and the requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date
/s/ Gregory B. Kenny Gregory B. Kenny	President (Principal Executive Officer)	April 16, 2008

/s/ Brian J. Robinson Brian J. Robinson	Director, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	April 16, 2008

/s/ Robert J. Siverd Robert J. Siverd	Director, Executive Vice President, General Counsel and Secretary	April 16, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, each Co-Registrant named below certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Highland Heights, Commonwealth of Kentucky, on the 16th day of April, 2008.

GC Global Holdings, Inc. (Co-Registrant)
By:	/s/ Robert J. Siverd
Robert J. Siverd
Executive Vice President and Secretary

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert J. Siverd and Brian J. Robinson, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement and any registration statement filed under Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with authority to do and perform each and every act and the requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date
/s/ Gregory B. Kenny Gregory B. Kenny	President (Principal Executive Officer)	April 16, 2008

/s/ Brian J. Robinson Brian J. Robinson	Director, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	April 16, 2008

/s/ Robert J. Siverd Robert J. Siverd	Director, Executive Vice President, General Counsel and Secretary	April 16, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, each Co-Registrant named below certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Highland Heights, Commonwealth of Kentucky, on the 16th day of April, 2008.

PD Wire & Cable Sales Corporation Phelps Dodge Enfield Corporation Phelps Dodge International Corporation Phelps Dodge National Cables Corporation (Co-Registrants)
By:	/s/ Robert J. Siverd
Robert J. Siverd
Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert J. Siverd and Brian J. Robinson, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement and any registration statement filed under Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with authority to do and perform each and every act and the requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ Mathias F. Sandoval Mathias F. Sandoval	President (Principal Executive Officer)	April 16, 2008

/s/ Brian J. Robinson Brian J. Robinson	Director, Executive Vice President and Treasurer (Principal Financial and Accounting Officer)	April 16, 2008

/s/ Robert J. Siverd Robert J. Siverd	Director, Executive Vice President, General Counsel and Secretary	April 16, 2008

/s/ David W. Hills David W. Hills	Director, Vice President and Assistant Secretary	April 16, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, each Co-Registrant named below certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Highland Heights, Commonwealth of Kentucky, on the 16th day of April, 2008.

General Cable Industries LLC General Cable Management LLC (Co-Registrants)
By:	/s/ Robert J. Siverd
Robert J. Siverd
Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert J. Siverd and Brian J. Robinson, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement and any registration statement filed under Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with authority to do and perform each and every act and the requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ Gregory B. Kenny Gregory B. Kenny	President (Principal Executive Officer)	April 16, 2008

/s/ Brian J. Robinson Brian J. Robinson	Director of Sole Member General Cable Industries, Inc., Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	April 16, 2008

/s/ Robert J. Siverd Robert J. Siverd	Director of Sole Member General Cable Industries, Inc., Executive Vice President, General Counsel and Secretary	April 16, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, each Co-Registrant named below certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Highland Heights, Commonwealth of Kentucky, on the 16th day of April, 2008.

General Cable Overseas Holdings, LLC (Co-Registrant)
By:	/s/ Robert J. Siverd
Robert J. Siverd
Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert J. Siverd and Brian J. Robinson, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement and any registration statement filed under Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with authority to do and perform each and every act and the requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ Gregory B. Kenny Gregory B. Kenny	President (Principal Executive Officer)	April 16, 2008

/s/ Brian J. Robinson Brian J. Robinson	Director of Sole Member GK Technologies, Inc., Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	April 16, 2008

/s/ Robert J. Siverd Robert J. Siverd	Director of Sole Member GK Technologies, Inc., Executive Vice President, General Counsel and Secretary	April 16, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, each Co-Registrant named below certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Highland Heights, Commonwealth of Kentucky, on the 16th day of April, 2008.

General Cable Canada, Ltd. (Co-Registrant)
By:	/s/ Robert J. Siverd
Robert J. Siverd
Executive Vice President and Secretary

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert J. Siverd and Brian J. Robinson, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement and any registration statement filed under Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with authority to do and perform each and every act and the requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ Gregory B. Kenny Gregory B. Kenny	Director and Executive Vice President (Principal Executive Officer)	April 16, 2008

/s/ Brian J. Robinson Brian J. Robinson	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	April 16, 2008

/s/ Paul Liacos Paul Liacos	Director	April 16, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, each Co-Registrant named below certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Highland Heights, Commonwealth of Kentucky, on the 16th day of April, 2008.

General Cable Company (Co-Registrant)
By:	/s/ Robert J. Siverd
Robert J. Siverd
Executive Vice President and Secretary

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert J. Siverd and Brian J. Robinson, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement and any registration statement filed under Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with authority to do and perform each and every act and the requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ Gregory B. Kenny Gregory B. Kenny	Director and President (Principal Executive Officer)	April 16, 2008

/s/ Brian J. Robinson Brian J. Robinson	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	April 16, 2008

/s/ Robert J. Siverd Robert J. Siverd	Director, Executive Vice President and Secretary	April 16, 2008

EXHIBIT INDEX

Exhibit	Description
1.1	Purchase Agreement, dated September 26, 2007, by and among General Cable Corporation, the subsidiary guarantors named therein, Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to Exhibit 1.1 to the Form 8-K of the Company filed on October 2, 2007 (File No. 1-12983)).

3.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 (File No. 333-22961) of the Company filed on March 7, 1997, as amended (the “Initial S-1”).

3.2	Amendment to the Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to Post Effective Amendment No. 1 to the Form S-4 (File No. 333-143017) of the Company filed on June 11, 2007).

3.3	Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.1 to the Form 8-K of the Company filed on July 25, 2007 (File No. 1-12983)).

3.4	Certificate of Incorporation, as amended, of Diversified Contractors, Inc. (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-4 (File No. 333-112744) of the Company filed on February 12, 2004, as amended (the “Form S-4”)).

3.5	Bylaws of Diversified Contractors, Inc. (incorporated by reference to Exhibit 3.4 to the Form S-4).

3.6	Certificate of Incorporation of Genca Corporation (incorporated by reference to Exhibit 3.5 to the Form S-4).

3.7	Bylaws of Genca Corporation (incorporated by reference to Exhibit 3.6 to the Form S-4).

3.8	Certificate of Incorporation and Memorandum of Association, as amended, of General Cable Canada, Ltd. (incorporated by reference to Exhibit 3.7 to the Form S-4).

3.9	Articles of Incorporation, as amended, of General Cable Company (incorporated by reference to Exhibit 3.8 to the Form S-4).

3.10	Bylaws of General Cable Company (incorporated by reference to Exhibit 3.9 to the Form S-4).

3.11	Restated and Amended Certificate of Incorporation of General Cable Industries, Inc. (incorporated by reference to Exhibit 3.10 to the Form S-4).

3.12	Bylaws of General Cable Industries, Inc. (incorporated by reference to Exhibit 3.11 to the Form S-4).

3.13	Certificate of Formation, as amended, of General Cable Industries LLC (incorporated by reference to Exhibit 3.12 to the Form S-4).

3.14	Operating Agreement of General Cable Industries LLC (incorporated by reference to Exhibit 3.13 to the Form S-4).

3.15	Certificate of Formation of General Cable Management LLC (incorporated by reference to Exhibit 3.15 to the Form S-4).

Exhibit	Description
3.16	Operating Agreement of General Cable Management LLC (incorporated by reference to Exhibit 3.16 to the Form S-4).

3.17	Certificate of Formation of General Cable Overseas Holdings, LLC. *

3.18	Operating Agreement of General Cable Overseas Holdings, LLC. *

3.19	Certificate of Incorporation, as amended, of General Cable Technologies Corporation (incorporated by reference to Exhibit 3.20 to the Form S-4).

3.20	Bylaws of General Cable Technologies Corporation (incorporated by reference to Exhibit 3.21 to the Form S-4).

3.21	Certificate of Limited Partnership of General Cable Texas Operations L.P. (incorporated by reference to Exhibit 3.22 to the Form S-4).

3.22	Limited Partnership Agreement of General Cable Texas Operations L.P., as amended (incorporated by reference to Exhibit 3.23 to the Form S-4).

3.23	Restated Certificate of Incorporation of GK Technologies, Incorporated (incorporated by reference to Exhibit 3.24 to the Form S-4).

3.24	Bylaws of GK Technologies, Incorporated (incorporated by reference to Exhibit 3.25 to the Form S-4).

3.25	Certificate of Incorporation, as amended, of Marathon Manufacturing Holdings, Inc. (incorporated by reference to Exhibit 3.26 to the Form S-4).

3.26	Bylaws of Marathon Manufacturing Holdings, Inc. (incorporated by reference to Exhibit 3.27 to the Form S-4).

3.27	Certificate of Incorporation, as amended, of Marathon Steel Company (incorporated by reference to Exhibit 3.28 to the Form S-4).

3.28	Bylaws of Marathon Steel Company (incorporated by reference to Exhibit 3.29 to the Form S-4).

3.29	Certificate of Incorporation, as amended, of MLTC Company (incorporated by reference to Exhibit 3.30 to the Form S-4).

3.30	Bylaws of MLTC Company (incorporated by reference to Exhibit 3.31 to the Form S-4).

3.31	Certificate of Incorporation of GC Global Holdings, Inc. *

3.32	Bylaws of GC Global Holdings, Inc. *

3.33	Certificate of Incorporation, as amended, of PD Wire & Cable Sales Corporation. *

3.34	Bylaws of PD Wire & Cable Sales Corporation. *

3.35	Certificate of Incorporation, as amended, of Phelps Dodge Enfield Corporation. *

3.36	Bylaws of Phelps Dodge Enfield Corporation. *

Exhibit	Description
3.37	Certificate of Incorporation, as amended, of Phelps Dodge International Corporation. *

3.38	Bylaws, as amended, of Phelps Dodge International Corporation. *

3.39	Certificate of Incorporation of Phelps Dodge National Cables Corporation. *

3.40	Bylaws of Phelps Dodge National Cables Corporation. *

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Initial S-1).

4.2	Form of 9.5% Senior Note due 2010 (included in and incorporated by reference to Exhibit 4.2 to the Form 8-K of the Company filed on December 12, 2003 (File No. 1-12983)).

4.3	Certificate of Designations (incorporated by reference to Exhibit 4.1 to the Form 8-K of the Company filed on December 12, 2003 (File No. 1-12983)).

4.4	Indenture for 9.5% Senior Notes due 2010 among General Cable Corporation, certain guarantors and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.2 to the Form 8-K of the Company filed on December 12, 2003 (File No. 1-12983)).

4.5	Indenture for 0.875% Senior Convertible Notes due 2013 among General Cable Corporation, certain guarantors and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Form 8-K of the Company filed on November 16, 2006 (File No. 1-12983)).

4.6	Form of Senior Convertible Note due 2013 (included in Exhibit 4.5).

4.7	Form of Guarantee of obligations under 0.875% Senior Convertible Notes due 2013 (included in Exhibit 4.5).

4.8	Supplemental Indenture for 9.5% Senior Notes due 2010 among General Cable Corporation, certain guarantors and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Form 8-K of the Company filed on March 16, 2007 (File No. 1-12983)).

4.9	Indenture for 7.125% Senior Notes due 2017 and Senior Floating Rate Notes due 2015 among General Cable Corporation, certain guarantors and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Form 8-K of the Company filed on March 22, 2007 (File No. 1-12983)).

4.10	Form of 7.125% Senior Note due 2017 (included in Exhibit 4.9).

4.11	Form of Guarantee of obligations under 7.125% Senior Notes due 2017 (included in Exhibit 4.9).

4.12	Form of Senior Floating Rate Note due 2015 (included in Exhibit 4.9).

4.13	Form of Guarantee of obligations under Senior Floating Rate Notes due 2015 (included in Exhibit 4.9).

4.14	Indenture for 1.00% Senior Convertible Notes due 2012 among General Cable Corporation, certain guarantors and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Form 8-K of the Company filed on October 2, 2007 (File No. 1-12983)).

4.15	Form of Senior Convertible Note due 2012 (included in Exhibit 4.14).

Exhibit	Description
4.16	Form of Guarantee of obligations under 1.00% Senior Convertible Notes due 2012 (included in Exhibit 4.14).

4.17	First Supplemental Indenture for 0.875% Senior Convertible Notes due 2013 among General Cable Corporation, certain guarantors and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Form 8-K of the Company filed on November 1, 2007 (File No. 1-12983)).

4.18	First Supplemental Indenture for 7.125% Senior Fixed Rate Notes due 2017 and Senior Floating Rate Notes due 2015 among General Cable Corporation, certain guarantors and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.2 to the Form 8-K of the Company filed on November 1, 2007 (File No. 1-12983)).

4.19	First Supplemental Indenture for 1.00% Senior Convertible Notes due 2012 among General Cable Corporation, certain guarantors and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.3 to the Form 8-K of the Company filed on November 1, 2007 (File No. 1-12983)).

5.1	Opinion of Blank Rome LLP. *

8.1	Tax Opinion of Blank Rome LLP (included in Exhibit 5.1). *

10.1	Registration Rights Agreement, dated as of October 2, 2007, by and among General Cable Corporation, the subsidiary guarantors named therein, and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to Exhibit 10.1 to the Form 8-K of the Company filed on October 2, 2007 (File No. 1-12983)).

12.1	Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends (incorporated by reference to Exhibit 12.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (File No. 1-12983)).

23.1	Consent of Deloitte & Touche LLP. *

23.2	Consent of PricewaterhouseCoopers LLP. *

23.3	Consent of Blank Rome LLP (included in Exhibits 5.1 and 8.1). *

24.1	Power of Attorney (included in the signature page).

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, as Trustee under the Indenture for 1.00% Senior Convertible Notes due 2012. *

*	Filed herewith.